Exhibit 99.3

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm	1

Consolidated Balance Sheets at December 31, 2010 and 2009	2

Consolidated Statements of Operations for the periods from June 1, 2010 through December 31, 2010 (Successor) and January 1, 2010 through May 31, 2010 (Predecessor) and the years ended December 31, 2009 and 2008	3

Consolidated Statements of Stockholders’ Equity for the periods from June 1, 2010 through December 31, 2010 (Successor) and January 1, 2010 through May 31, 2010 (Predecessor) and the years ended December 31, 2009 and 2008	4

Consolidated Statements of Cash Flows for the periods from June 1, 2010 through December 31, 2010 (Successor) and January 1, 2010 through May 31, 2010 (Predecessor) and the years ended December 31, 2009 and 2008	6

Supplemental disclosure of cash flow information for the periods from June 1, 2010 through December 31, 2010 (Successor) and January 1, 2010 through May 31, 2010 (Predecessor) and the years ended December 31, 2009 and 2008	7

Notes to Consolidated Financial Statements	8

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

Citadel Broadcasting Corporation

Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of Citadel Broadcasting Corporation and subsidiaries (the “Company”) as of December 31, 2010 (successor) and 2009 (predecessor), and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from June 1, 2010 to December 31, 2010 (successor), the period from January 1, 2010 to May 31, 2010 (predecessor) and for each of the two years in the period ended December 31, 2009 (predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Citadel Broadcasting Corporation and subsidiaries as of December 31, 2010 (successor) and 2009 (predecessor), and the results of their operations and their cash flows for the period from June 1, 2010 to December 31, 2010 (successor), the period from January 1, 2010 to May 31, 2010 (predecessor) and for each of the two years in the period ended December 31, 2009 (predecessor), in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 30, 2011 (December 15, 2011 as to Note 24)

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	Successor	Predecessor
	December 31, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$111,624	$57,441
Accounts receivable, net	138,751	159,201
Prepaid expenses and other current assets (including deferred income tax assets of $23,023 and $566 as of December 31, 2010 and December 31, 2009, respectively)	37,418	21,177

Total current assets	287,793	237,819
Long-term assets
Property and equipment, net	200,121	201,542
FCC licenses	893,610	600,603
Goodwill	763,849	321,976
Customer and affiliate relationships, net	195,080	36,284
Other assets, net	67,661	19,765

Total assets	$2,408,114	$1,417,989

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities not subject to compromise
Current liabilities
Accounts payable, accrued liabilities and other liabilities	$56,661	$36,376
Senior debt, current	3,500	—

Total current liabilities not subject to compromise	60,161	36,376
Long-term liabilities
Senior debt, less current portion	346,500	—
Senior notes	400,000	—
Other long-term liabilities, less current portion	58,342	2,631
Deferred income tax liabilities	268,454	180,422

Total liabilities not subject to compromise	1,133,457	219,429
Liabilities subject to compromise	—	2,270,418

Total liabilities	1,133,457	2,489,847

Commitments and contingencies
Stockholders’ equity (deficit)
Successor preferred stock, $.001 par value – authorized, 50,000,000 shares at December 31, 2010; no shares issued or outstanding at December 31, 2010	—	—
Successor class A common stock, $.001 par value – authorized, 100,000,000 shares at December 31, 2010; issued and outstanding, 4,539,601 shares at December 31, 2010	5	—
Successor class B common stock, $.001 par value – authorized, 100,000,000 shares at December 31, 2010; issued and outstanding, 18,131,638 shares at December 31, 2010	18	—
Successor equity held in reserve	13,182	—
Additional paid-in capital (including 23,682,484 Successor special warrants at December 31, 2010)	1,263,235	2,447,084
Predecessor preferred stock, $.01 par value – authorized, 200,000,000 shares at December 31, 2009; no shares issued or outstanding at December 31, 2009	—	—
Predecessor common stock, $.01 par value – authorized, 500,000,000 shares at December 31, 2009; issued and outstanding, 294,035,525 and 265,623,369, respectively at December 31, 2009	—	2,940
Predecessor treasury stock, at cost, 28,412,156 shares at December 31, 2009	—	(344,371)
Accumulated deficit	(1,783)	(3,177,511)

Total stockholders’ equity (deficit)	1,274,657	(1,071,858)

Total liabilities and stockholders’ equity (deficit)	$2,408,114	$1,417,989

See accompanying notes to consolidated financial statements.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Successor	Predecessor
	Period from June 1, 2010 through December 31, 2010	Period from January 1, 2010 through May 31, 2010	Year Ended December 31,
			2009	2008
Net revenue	$444,142	$295,424	$723,620	$863,121
Operating expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below, and including non-cash compensation expense of $954, $526, $1,516 and $2,370, respectively	164,594	116,103	306,648	353,014
Selling, general and administrative, including non-cash compensation expense of $3,244, $785, $3,884 and $4,984, respectively	113,637	78,582	203,871	227,517
Corporate general and administrative, including non-cash compensation expense of $14,587, $570 and $5,135 and $6,652, respectively	26,394	8,929	26,320	32,049
Local marketing agreement fees	379	455	1,027	1,334
Asset impairment and disposal charges	—	—	985,653	1,208,208
Depreciation and amortization	58,564	11,365	35,599	45,264
Non-cash amounts related to contractual obligations	—	—	—	21,440
Other, net	7,486	854	6,841	(1,688)

Operating expenses	371,054	216,288	1,565,959	1,887,138

Operating income (loss)	73,088	79,136	(842,339)	(1,024,017)

Reorganization items, net	—	(1,014,077)	4,556	—
Interest expense, net	45,365	17,771	190,175	211,818
Extinguishment of debt	20,969	—	(428)	(114,736)
Write-off of deferred financing costs and debt discount upon extinguishment of debt and other debt-related fees	984	—	814	11,399

Income (loss) before income taxes	5,770	1,075,442	(1,037,456)	(1,132,498)
Income tax expense (benefit)	7,553	5,737	(254,097)	(162,679)

Net (loss) income	$(1,783)	$1,069,705	$(783,359)	$(969,819)

Net (loss) income per share—basic	$(0.04)	$4.02	$(2.97)	$(3.69)

Net (loss) income per share—diluted	$(0.04)	$3.99	$(2.97)	$(3.69)

Weighted average common shares outstanding—basic	45,625	266,041	263,989	262,812

Weighted average common shares outstanding—diluted	45,625	267,961	263,989	262,812

See accompanying notes to consolidated financial statements.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

(in thousands, except share amounts)

	Class A		Class B
	Common Stock		Common Stock		Common Stock		Reserve		Treasury Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares Held in Reserve	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
Predecessor:
Balances at January 1, 2008	—	$—	—	$—	290,726,502	$2,907	—	$—	(26,835,340)	$(343,042)	$2,422,076	$(1,424,333)	$(30,369)	$627,239
Net loss	—	—	—	—	—	—	—	—	—	—	—	(969,819)	—	(969,819)
Unrealized loss on derivative and hedging activities, net of tax	—	—	—	—	—	—	—	—	—	—	—	—	980	980
Reclassification of unrealized loss on derivative and hedging activities	—	—	—	—	—	—	—	—	—	—	—	—	29,389	29,389

Total comprehensive loss														(939,450)
Stock compensation expense	—	—	—	—	—	—	—	—	—	—	13,449	—	—	13,449
Interest on shareholder notes	—	—	—	—	—	—	—	—	—	—	(15)	—	—	(15)
Issuance of restricted shares, net	—	—	—	—	6,847,570	69	—	—	—	—	(68)	—	—	1
Treasury stock associated with stock-based transactions	—	—	—	—	—	—	—	—	(1,015,833)	(1,255)	—	—	—	(1,255)
Dividend adjustment related to stock-based transactions	—	—	—	—	—	—	—	—	—	—	557	—	—	557
Adjustment to the conversion of equity awards in connection with the ABC Merger	—	—	—	—	—	—	—	—	—	—	526	—	—	526

Balances at December 31, 2008	—	$—	—	$—	297,574,072	$2,976	—	$—	(27,851,173)	$(344,297)	$2,436,525	$(2,394,152)	$—	$(298,948)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(783,359)	—	(783,359)
Stock compensation expense	—	—	—	—	—	—	—	—	—	—	10,555	—	—	10,555
Interest on shareholder notes	—	—	—	—	—	—	—	—	—	—	(11)	—	—	(11)
Cancellation of restricted shares, net of issuances	—	—	—	—	(3,538,547)	(36)	—	—	—	—	35	—	—	(1)
Treasury stock associated with stock-based transactions	—	—	—	—	—	—	—	—	(560,983)	(74)	—	—	—	(74)
Dividend adjustment related to stock-based transactions	—	—	—	—	—	—	—	—	—	—	(20)	—	—	(20)

Balances at December 31, 2009	—	$—	—	$—	294,035,525	$2,940	—	$—	(28,412,156)	$(344,371)	$2,447,084	$(3,177,511)	$—	$(1,071,858)
Net income	—	—	—	—	—	—	—	—	—	—	—	19,415	—	19,415
Stock compensation expense	—	—	—	—	—	—	—	—	—	—	1,107	—	—	1,107
Interest on shareholder notes	—	—	—	—	—	—	—	—	—	—	(6)	—	—	(6)
Issuance of restricted shares, net	—	—	—	—	201,103	2	—	—	—	—	(2)	—	—	—
Treasury stock associated with stock-based transactions	—	—	—	—	—	—	—	—	(159,570)	(5)	—	—	—	(5)
Dividend adjustment related to stock-based transactions	—	—	—	—	—	—	—	—	—	—	4	—	—	4

Balances at May 31, 2010	—	$—	—	$—	294,236,628	$2,942	—	$—	(28,571,726)	$(344,376)	$2,448,187	$(3,158,096)	$—	$(1,051,343)

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity (Continued)

(in thousands, except share amounts)

	Class A		Class B
	Common Stock		Common Stock		Common Stock		Reserve		Treasury Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares Held in Reserve	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficitm	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
Plan of reorganization adjustments:
Net income before reorganization items	—	—	—	—	—	—	—	—	—	—	—	128,490	—	128,490
Cancellation of Predecessor’s common and treasury stock	—	—	—	—	(294,236,628)	(2,942)	—	—	28,571,726	344,376	(341,434)	—	—	—
Issuance of new equity interests in connection with emergence from Chapter 11	3,031,311	3	16,699,015	17	—	—	518,614	14,305	—	—	1,244,113	—	—	1,258,438
Reorganization adjustments	—	—	—	—	—	—	—	—	—	—	1,051	—	—	1,051

Subtotal (Predecessor)	3,031,311	$3	16,699,015	$17	—	$—	518,614	$14,305	—	$—	$3,351,917	$(3,029,606)	$—	$336,636
Fresh-start valuation adjustments:
Gain on revaluation of assets and liabilities	—	—	—	—	—	—	—	—	—	—	—	921,801		921,801
Elimination of Predecessor accumulated deficit	—	—	—	—	—	—	—	—	—	—	(2,107,805)	2,107,805	—	—

Subtotal (Successor)	3,031,311	$3	16,699,015	$17	—	$—	518,614	$14,305	—	$—	$1,244,112	$—	$—	$1,258,437
Successor:
Net loss from June 1, 2010 to December 31, 2010	—	—	—	—	—	—	—	—	—	—	—	(1,783)	—	(1,783)
Stock compensation expense	—	—	—	—	—	—	—	—	—	—	18,042	—	—	18,042
Issuance of restricted shares, net	1,206,625	1	—	—	—	—	—	—	—	—	(1)	—	—	—
Equity conversions and distributions	301,665	1	1,432,623	1	—	—	(40,717)	(1,123)	—	—	1,121	—	—	—
Other	—	—	—	—	—	—	—	—	—	—	(39)	—	—	(39)

Balance at December 31, 2010	4,539,601	$5	18,131,638	$18	—	$—	477,897	$13,182	—	$—	$1,263,235	$(1,783)	$—	$1,274,657

See accompanying notes to consolidated financial statements.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Successor	Predecessor
	Period from June 1, 2010 through December 31, 2010	Period from January 1, 2010 through May 31, 2010	Year Ended December 31,
			2009	2008
Cash flows from operating activities:
Net (loss) income	$(1,783)	$1,069,705	$(783,359)	$(969,819)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	58,564	11,365	35,599	45,264
Non-cash amounts related to contract obligations	—	—	—	21,440
Extinguishment of debt	20,969	—	(428)	(114,736)
Write-off of deferred financing costs and debt discount upon extinguishment of debt and other debt-related fees	984	—	160	11,399
Asset impairment and disposal charges	—	—	985,653	1,208,208
Non-cash debt-related amounts and facility fees	(1,693)	—	105,141	3,414
Reorganization items, net	—	(1,063,639)	4,087	—
Fair value of swap liability	—	—	(9,578)	82,355
Provision for bad debts	2,385	578	6,231	6,574
Loss (gain) on sale of assets	271	708	271	(625)
Deferred income taxes	6,057	5,150	(245,517)	(176,168)
Non-cash compensation expense	18,785	1,881	10,535	14,006
Changes in operating assets and liabilities:
Accounts receivable	3,795	13,884	5,586	14,168
Prepaid expenses and other current assets	2,861	(900)	(2,502)	(1,199)
Accounts payable, accrued liabilities and other obligations	(17,559)	5,855	(46,226)	(13,429)

Net cash provided by operating activities	93,636	44,587	65,653	130,852

Cash flows from investing activities:
Capital expenditures	(6,671)	(3,409)	(7,761)	(8,920)
Proceeds from sale of assets	13	5	23	1,494
Restricted cash	6,302	(7,773)	(2,460)	—
Other assets, net	78	25	50	90
FCC license upgrades	—	—	—	(2,114)
Cash paid to acquire stations	—	—	—	(388)

Net cash used in investing activities	(278)	(11,152)	(10,148)	(9,838)

Cash flows from financing activities:
Principal payments on Emergence Term Loan	(762,500)	—	—	—
Proceeds from Term Loan	350,000	—	—	—
Proceeds from Senior Notes	400,000	—	—	—
Debt issuance costs	(21,878)	—	(11,477)	(10,836)
Prepayment penalty on extinguishment of debt	(38,030)	—	—	—
Principal payments on other long-term obligations	(72)	(125)	(192)	(56)
Payments for early extinguishment of debt, including related fees	—	—	(292)	(426,553)
Other debt-related expenses	—	—	(654)	—
Purchase of shares held in treasury	—	(5)	(73)	(1,256)
Principal payments on Senior Credit Facility	—	—	(4,010)	—
Proceeds from Predecessor Senior Credit and Term Facility	—	—	—	136,000

Net cash used in financing activities	(72,480)	(130)	(16,698)	(302,701)

Net increase (decrease) in cash and cash equivalents	20,878	33,305	38,807	(181,687)
Cash and cash equivalents, beginning of period	90,746	57,441	18,634	200,321

Cash and cash equivalents, end of period	$111,624	$90,746	$57,441	$18,634

See accompanying notes to consolidated financial statements.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

(in thousands)

Supplemental disclosure of cash flow information

	Successor	Predecessor
	Period from June 1, 2010 through December 31, 2010	Period from January 1, 2010 through May 31, 2010	Year Ended December 31,
			2009	2008
Cash Payments:
Interest	$45,932	$24,478	$91,190	$127,538
Income taxes	387	481	1,804	5,665
Reorganization items—cash paid for professional fees	—	17,651	—	—
Reorganization items—cash paid to unsecured creditors	319	31,913	—	—
Barter Transactions:
Barter revenue—included in net revenue	11,088	7,574	19,830	19,107
Barter expenses—included in cost of revenue and selling, general and administrative expense	10,809	7,278	20,332	18,784
Write-off of valuation adjustment	17,061	—	—	—

See accompanying notes to consolidated financial statements.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1. Description of the Company

Description of Business

Subsidiaries of Citadel Broadcasting Corporation own and operate radio stations and hold FCC licenses in 27 states and the District of Columbia. Radio stations serving the same geographic area (i.e., principally a city or combination of cities) are referred to as a market. Citadel Broadcasting Corporation (together with its consolidated subsidiaries, the “Company”) aggregates the geographic markets in which it operates into one reportable segment (“Radio Markets”). In addition to owning and operating radio stations, the Company also owns and operates Citadel Media (the “Radio Network”), which produces and distributes a variety of radio programming and formats that are syndicated across approximately 4,000 station affiliates and 9,000 program affiliations, and is a separate reportable segment.

Company History

In January 2001, the Company was formed by affiliates of Forstmann Little & Co. (“FL&Co.”) in connection with a leveraged buyout transaction of our predecessor, Citadel Broadcasting Company (“Citadel Broadcasting”).

On February 6, 2006, the Company and Alphabet Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“ABC Merger Sub”), entered into an agreement and plan of merger with The Walt Disney Company (“TWDC”), a Delaware corporation, and ABC Radio Holdings, Inc., formerly known as ABC Chicago FM Radio, Inc. (“ABC Radio”), a Delaware corporation and wholly-owned subsidiary of TWDC.

The Company, ABC Merger Sub, TWDC and ABC Radio consummated the (i) separation of the ABC Radio Network business and 22 ABC radio stations (collectively, the “ABC Radio Business”) from TWDC and its subsidiaries, (ii) spin-off of ABC Radio, which holds the ABC Radio Business, and (iii) merger of ABC Merger Sub with and into ABC Radio, with ABC Radio surviving as a wholly-owned subsidiary of the Company (the “ABC Merger”). In connection with those transactions, TWDC or one of its affiliates retained cash from the proceeds of debt incurred by ABC Radio on June 5, 2007 in the amount of $1.35 billion (the “ABC Radio Debt”). Immediately thereafter, the separate corporate existence of ABC Merger Sub ceased, and ABC Radio was renamed Alphabet Acquisition Corp. The ABC Merger became effective on June 12, 2007.

Also, on June 12, 2007, to effectuate the ABC Merger, the Company entered into a credit agreement to provide debt financing to the Company in connection with the payment of a special distribution on June 12, 2007 immediately prior to the closing of the ABC Merger in the amount of $2.4631 per share to all pre-merger holders of record of Company common stock as of June 8, 2007 (the “Special Distribution”), the refinancing of Citadel Broadcasting’s existing senior credit facility, the refinancing of the ABC Radio Debt and the completion of the ABC Merger. This senior credit and term agreement provided for $200 million in revolving loans through June 2013, $600 million term loans maturing in June 2013 (“Tranche A Term Loans”), and $1,535 million term loans maturing in June 2014 (“Tranche B Term Loans”) (collectively, the “Predecessor Senior Credit and Term Facility”).

Plan of Reorganization

On December 20, 2009 (“Petition Date”), Citadel Broadcasting Corporation and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) (collectively, the “Chapter 11 Proceedings”). On May 10, 2010, the Debtors filed the second modified joint plan of reorganization of Citadel Broadcasting Corporation and Its

Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (including all modifications, the “Emergence Plan”), and on May 19, 2010 (the “Confirmation Date”), the Bankruptcy Court entered an order (the “Confirmation Order”), confirming the Emergence Plan. On June 3, 2010 (the “Emergence Date”), the Debtors consummated their reorganization and the Emergence Plan became effective. As a result, the Company is considered a successor registrant and, pursuant to Rule 12g-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), the Company’s class A common stock is deemed to be registered pursuant to Section 12(g) of the Exchange Act.

Under the Emergence Plan, the Debtors distributed three forms of equity: class A common stock (currently traded over-the-counter under the symbol “CDELA”); class B common stock (currently traded over-the-counter under the symbol “CDELB”); and special warrants to purchase class B common stock (currently traded over-the- counter under the symbol “CDDGW”). See Note 14.

The Refinancing Transactions

In accordance with the Emergence Plan, approximately $2.1 billion of the debt outstanding under the Predecessor Senior Credit and Term Facility was converted into a term loan dated as of June 3, 2010 among the Company, the several lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Emergence Term Loan Facility”) in the initial principal amount of $762.5 million with a 5-year term. See Notes 3 and 10 for additional discussion of the Emergence Plan and the Emergence Term Loan Facility.

The Company entered into a new credit agreement dated as of December 10, 2010 (the “Credit Agreement”) by and among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders. The Credit Agreement consists of a term loan credit facility of $350.0 million with a term of six years (the “Term Loan”) and a revolving credit facility in the amount of $150.0 million under which a swing line sub-facility of up to $30.0 million may be borrowed and letters of credit may be issued (the “Revolving Loan,” together with the Term Loan, the “Credit Facilities”). The Revolving Loan was undrawn at closing and remained undrawn as of December 31, 2010; however, the Company had $147.1 million of availability under the Revolving Loan due to outstanding letters of credit of $2.9 million. The Company used the proceeds of the Term Loan, along with the net proceeds from the concurrent issuance of the $400.0 million aggregate principal amount of senior notes (the “Senior Notes”), and cash on hand to repay the amounts outstanding under its Emergence Term Loan Facility. See additional discussion at Notes 10 and 11.

Principles of Consolidation and Presentation

The accompanying consolidated financial statements of the Company include Citadel Broadcasting Corporation, Citadel Broadcasting, ABC Radio and their consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company was required to adopt fresh-start reporting as of the Confirmation Date or such later date when all material conditions precedent to the effectiveness of the Emergence Plan had been satisfied, but no later than the Emergence Date. All material conditions were satisfied on the Emergence Date, and in light of the proximity of this date to the Company’s May 31, 2010 accounting period end, the effects of fresh-start reporting and the Emergence Plan were reported for accounting purposes as if they occurred on May 31, 2010 (the “Fresh-Start Date”). The Company adopted fresh-start reporting provisions in accordance with accounting guidance on reorganizations (see Note 3). The Company applied the provisions of fresh-start reporting as of May 31, 2010 instead of the June 3, 2010 Emergence Date, which did not result in a material difference to the Company’s results of operations or financial condition.

References in this report to “Successor” refer to the Company on or after the Fresh-Start Date. References to “Predecessor” refer to the Company prior to the Fresh-Start Date. Consolidated financial statements as of December 31, 2010 and for the period from June 1, 2010 through December 31, 2010 represent the Successor’s financial position and results of operations (the “Successor Period”). The consolidated financial statements as of December 31, 2009, for the period from January 1, 2010 through May 31, 2010 and for each of the years ended December 31, 2009 and 2008 represent the Predecessor’s financial position and results of operations (the “Predecessor Periods”). References in this report to the “Company” refer to Citadel Broadcasting Corporation and its consolidated subsidiaries, whether Predecessor and/or Successor, as appropriate. The Predecessor Periods reflect the historical accounting basis of the Predecessor’s assets and liabilities, while the Successor Period reflects assets and liabilities at fair value, based on an allocation of the Company’s enterprise value to its assets and liabilities pursuant to accounting guidance related to business combinations (see Note 3). The Company’s emergence from bankruptcy resulted in a new reporting entity that had no retained earnings or accumulated deficit as of the Fresh-Start Date. Accordingly, the Company’s consolidated financial statements for the Predecessor Periods are not comparable to its consolidated financial statements for the Successor Period. Operating results for the Successor and Predecessor Periods are not necessarily indicative of the results to be expected for a full fiscal year.

For the period between the Petition Date and the Fresh-Start Date, the consolidated financial statements of the Predecessor were prepared in accordance with accounting guidance for financial reporting by entities in reorganization under the Bankruptcy Code. Accordingly, all pre-petition liabilities subject to compromise were segregated in the Predecessor’s consolidated balance sheet as of December 31, 2009 and classified as liabilities subject to compromise at the estimated amounts of allowable claims as of that date. Liabilities not subject to compromise are separately classified as current and non-current. Reorganization items include the expenses, realized gains and losses, and provisions for losses resulting from the reorganization under the Bankruptcy Code, and are reported separately as reorganization items in the Predecessor’s consolidated statements of operations.

In connection with the ABC Merger, the Company is required to divest certain stations to comply with FCC ownership limits. Therefore, these stations, the carrying value of which is immaterial, were assigned to The Last Bastion Station Trust, LLC (“Last Bastion”) as trustee under a divestiture trust that complies with FCC rules as of the closing date of the ABC Merger. The trustee agreement stipulates that the Company must fund any operating shortfalls of the trustee’s activities, and any excess cash flow generated by the trustee is distributed to the Company. Also, the Company has transferred one other station to a separate divestiture trust to comply with FCC ownership limits in connection with a station acquisition (together with Last Bastion, the “Divestiture Trusts”). The Company has determined that it is the primary beneficiary of the Divestiture Trusts and consolidates the Divestiture Trusts accordingly.

2. Summary of Significant Accounting Policies

Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. These estimates and assumptions relate in particular to allocations of enterprise value made in connection with fresh-start reporting, fair values of assets and liabilities as of the Fresh-Start Date, the evaluation of goodwill and intangible assets for potential impairment, including changes in market conditions that could affect the estimated fair values, the analysis of the measurement of deferred tax assets, including the calculation of a valuation allowance to reduce the amount of deferred tax asset to the amount that is more likely than not to be realized, the identification and quantification of income tax liabilities due to uncertain tax positions, and the determination of the allowance for estimated uncollectible accounts and notes receivable. The Company also uses assumptions when estimating the value of its supplemental executive retirement plan (the “SERP”) and when employing the Black-Scholes valuation model to estimate the fair value of stock options. The Predecessor used estimates to calculate the value of certain fully vested stock units and equity awards containing market conditions and in determining the estimated fair values of its interest rate swap, credit risk adjustments and certain derivative financial instruments. These estimates were based on the information that was available to management at the time of the estimate. Actual results could differ materially from those estimates.

Business Combinations and the Application of Fresh-Start Reporting

The adoption of fresh-start reporting results in a new reporting entity. Under fresh-start reporting, all assets and liabilities are recorded at their estimated fair values and the predecessor’s accumulated deficit is eliminated. In adopting fresh-start reporting, the Company was required to determine its enterprise value, which represents the fair value of the entity. See Note 3.

The Company employs various estimates when determining the fair market value of assets acquired and liabilities assumed in connection with the allocation of purchase price consideration in business combinations. In addition, the allocation of enterprise value made in connection with Fresh-Start Reporting, as well as the evaluation of the fair values of assets and liabilities as of the date of the application of Fresh-Start Reporting required the Company to employ various estimates. Intangible assets generally account for a significant portion of total assets acquired, and intangible assets consist primarily of FCC broadcast licenses and goodwill, but also include certain other identifiable intangible assets.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less, at the time of purchase, to be cash equivalents.

Restricted Cash

As of December 31, 2010, the Company had $3.9 million of restricted cash, which is included in prepaid expenses and other current assets in the accompanying balance sheet, primarily comprised of $3.8 million of cash held in reserve to satisfy remaining allowed, disputed or unreconciled unsecured claims (see Note 3). The $2.5 million of restricted cash as of December 31, 2009 primarily represents amounts held on deposit as security in case of default by the Debtors under their credit card processing agreement.

Allowance for Doubtful Accounts

The Company recognizes an allowance for estimated uncollectible accounts based on historical experience of bad debts as a percentage of its aged outstanding receivables, adjusted for improvements or deteriorations in current economic conditions. Accounts receivable, net on the accompanying consolidated balance sheets consisted of the following:

	Successor		Predecessor
	December 31, 2010		December 31, 2009
	(in thousands)
Receivables	$143,112		$167,803
Allowance for estimated uncollectible accounts	(4,361	)(a)	(8,602)

Accounts receivable, net	$138,751		$159,201

a.	Since the Company’s accounts receivable balance reflected its estimated fair as of the Fresh-Start Date, the allowance for estimated uncollectible accounts was zero as of that date. The balance of the allowance for estimated uncollectible accounts as of December 31, 2010 is lower than the balance as of December 31, 2009 since the current period amount relates only to accounts receivable generated since the Fresh-Start Date.

Property and Equipment, Net

Property and equipment under fresh-start reporting and business combination guidance is stated at fair value as of the Fresh-Start Date and acquisition date, respectively. Property and equipment acquired subsequent to the Fresh-Start Date and the acquisition date are stated at cost. Depreciation of property and equipment is determined using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements and capital leases are capitalized and amortized using the straight-line method over the shorter of the related lease term or the estimated useful lives of the assets. Gains or losses on disposals of assets are recognized as incurred. Costs of normal repairs and maintenance are expensed as incurred.

Intangible Assets

In accordance with fresh-start reporting, the reorganization value of the Successor was allocated to assets and liabilities in conformity with relevant accounting guidance, with any portion that could not be attributed to specific tangible or identified intangible assets of the Successor reported as goodwill. Certain of these values differed materially from the values recorded on the Predecessor’s consolidated balance sheet as of December 31, 2009.

The Company’s intangible assets include FCC broadcast licenses and goodwill. The Company evaluates its goodwill and FCC licenses for possible impairment annually or more frequently if events or changes in circumstances indicate that such assets might be impaired.

The Company evaluates the fair value of its FCC licenses at the unit of account level and has determined the unit of account to be the geographic market level, which is the lowest level for which the Company has identifiable cash flows. The Company evaluates goodwill for impairment at the reporting unit level, which the Company has determined to be a geographic market for its radio stations and the Radio Network for its network operations.

The Company evaluates its FCC licenses for impairment as of October 1, its annual impairment testing date, or more frequently if events or changes in circumstances indicate that the assets might be impaired. The Company determines the fair value of its FCC licenses using an income approach generally referred to as the “Jefferson Pilot Method” or “Greenfield Approach.” This income approach attempts to isolate the income that is attributable to the FCC licenses at the unit of account level. The fair value is calculated by estimating and discounting the cash flows that a typical market participant would assume could be available from similar stations operated as part of a group of commonly owned stations in a similar sized geographic radio market. It is assumed that rather than acquiring such stations or operation as a going concern, the buyer would hypothetically obtain the licenses (at nominal cost) and build the new stations or operation with similar attributes from scratch. The Company believes this direct method of valuation to estimate the fair value of FCC licenses provides the best estimate of the fair value of the FCC licenses. The Company does not utilize a market approach as transactions involving FCC licenses in a specific geographic market do not frequently occur and therefore the information is limited, if available at all. The cost approach is not applicable as FCC licenses are not able to be re-created or duplicated.

For purposes of testing the carrying value of the Company’s FCC licenses for impairment, the fair value of FCC licenses for each geographic market contains significant assumptions incorporating variables that are based on past experiences and judgments about future performance using industry normalized information for an average station within a market. These variables would include, but are not limited to: (1) forecasted revenue growth rates for each radio geographic market; (2) market share and profit margin of an average station within a market; (3) estimated capital start-up costs and losses incurred during the early years; (4) risk-adjusted discount rate; (5) the likely media competition within the market area; and (6) expected growth rates in perpetuity to estimate terminal values. These variables on a geographic market basis are susceptible to changes in estimates, which could result in significant changes to the fair value of the FCC licenses on a geographic market basis. If the carrying amount of the FCC license is greater than its estimated fair value in a given geographic market, the carrying amount of the FCC license in that geographic market is reduced to its estimated fair value, and this reduction may have a material impact on the Company’s consolidated financial condition and results of operations.

The Company evaluates its goodwill for impairment as of October 1, its annual impairment testing date, or more frequently if events or changes in circumstances indicate that the assets might be impaired. The Company determines the fair value of goodwill using primarily a market approach for each reporting unit. The market approach compares recent sales and offering prices of similar properties or businesses. The Company believes a market approach reflects the best estimate of the fair value of an entire reporting unit as radio markets are generally sold within the industry based on a multiple of EBITDA (earnings before interest, taxes and depreciation and amortization). Therefore, the Company utilizes EBITDA specific to the geographic market and applies a multiple based on recent transactions or a multiple derived from public radio company information to estimate the value of the reporting unit. The Company generally considers the cost approach to be inapplicable as this approach does not capture going concern value of the business (see Note 5). If the carrying amount of the goodwill is greater than the estimated fair value of the goodwill of the respective reporting unit, the carrying amount of goodwill of that reporting unit is reduced to its estimated fair value, and this reduction may have a material impact on the Company’s consolidated financial condition and results of operations.

See discussion of the Company’s impairment testing for the years ended December 31, 2010 and 2009 at Note 5.

FCC Licenses and Renewal

Radio stations operate under renewable broadcasting licenses that are ordinarily granted by the FCC for maximum terms of eight years. Licenses are renewed through an application to the FCC. A station may continue to operate beyond the expiration date of its license if a timely filed license application is pending. Petitions to deny license renewals can be filed by interested parties, including members of the public. These petitions may raise various issues before the FCC. The FCC is required to hold hearings on renewal applications if the FCC is unable to determine that the renewal of a license would serve the public interest, convenience and necessity, or if a petition to deny raises a substantial and material question of fact as to whether the grant of the renewal application would be inconsistent with the public interest, convenience and necessity. If, as a result of an evidentiary hearing, the FCC determines that the licensee has failed to meet various requirements and that no mitigating factors justify the imposition of a lesser sanction, then the FCC may deny a license renewal application. Historically, the Company’s FCC licenses have generally been renewed, and in the last renewal cycle, all of the Company’s licenses were renewed; however, the Company cannot be assured that all of its licenses will be renewed. The non-renewal, or renewal with substantial conditions or modifications, of one or more of the Company’s FCC radio station licenses could have a material adverse effect on the Company’s business, liquidity, financial position, and results of operations.

Debt Issuance Costs and Valuation Adjustment/Discount on Debt

The costs related to the issuance of debt are capitalized as other assets, as appropriate, and amortized to interest expense on a straight-line basis, which approximates the effective interest rate method, over the term of the related debt. A valuation adjustment recorded on the Emergence Term Loan Facility to record the Successor’s senior debt at its estimated fair value upon issuance was being amortized as a partial offset to interest expense using the effective interest rate method over the term of the Emergence Term Loan Facility. The discounts recorded as reductions to the Predecessor’s convertible subordinated notes were also amortized to interest expense generally over the contractual term of the notes. The balances of the Predecessor’s debt issuance costs and discounts were amortized to interest expense in relation to the pay down or repurchase of the underlying debt. However, the Predecessor ceased amortization of these assets as of December 19, 2009 since between the Petition Date and the Emergence Date, interest expense was only recognized to the extent it would be paid. Additionally, the Predecessor wrote off the remaining balance of deferred financing costs related to its debt and debt discount on its convertible subordinated notes since the amount of the allowed claim for the related debt instruments was known as of December 31, 2009.

Hedging Activities and Derivative Instruments

The Company is exposed to fluctuations in interest rates, primarily attributable to borrowings under any floating rate debt, including its Credit Facilities (see Note 10). The Company actively monitors these fluctuations and from time to time may enter into derivative instruments to mitigate the variability of interest payments in accordance with its risk management strategy. The accounting for changes in the fair values of such derivative instruments at each new measurement date is dependent upon their intended use. The effective portion of changes in the fair values of derivative instruments designated as hedges of forecasted transactions, referred to as cash flow hedges, are deferred and recorded as a component of accumulated other comprehensive income (loss) until the hedged forecasted transactions occur and are recognized in earnings. The ineffective portion of changes in the fair values of derivative instruments designated as cash flow hedges are immediately reclassified to earnings. If it is determined that a derivative ceases to be a highly effective hedge or if the hedged transaction becomes probable of not occurring, hedge accounting is discontinued and some or all of the amounts recorded in other comprehensive income (loss) is immediately reclassified into net income (loss). The Company’s interest rate swap arrangement had qualified for hedge accounting until the fourth quarter of 2008. During the fourth quarter of 2008, it became probable that the hedged transaction would not occur. Therefore, the hedging relationship was dedesignated and hedge accounting was discontinued. Accordingly, losses that had been previously deferred were recorded as interest expense. The Company measured the fair value of the interest rate swap using a discounted cash flow analysis as well as considering the Company’s nonperformance risk. The differential paid or received on the interest rate swap agreement was also recognized as an adjustment to interest expense. The liability related to the interest rate swap agreement was converted to a component of senior debt as of the Petition Date, and the interest rate swap arrangement was terminated.

The Predecessor’s previously outstanding convertible subordinated notes, after being tendered and exchanged for new notes with amended terms, contained contingent interest rate features that were accounted for as a derivative. At each reporting date subsequent to the initial establishment of these derivative liabilities, the Predecessor measured the estimated fair value of this derivative financial instrument, and any increase or decrease in fair value of the derivative liability was recognized immediately in earnings as adjustments to interest expense. These derivative liabilities had no value as of December 31, 2009, and the Company has no other derivative instruments as of December 31, 2010.

Stock-Based Compensation

The Company recognizes the cost of all stock-based payments to employees in the financial statements based on the fair values of such awards measured at the grant date, or the value determined based on subsequent modification. That cost is recognized over the vesting period during which an employee is required to provide service in exchange for the award, which is based on the Company’s determination of the appropriate service period underlying the award.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for a net deferred tax asset balance when it is more likely than not that the benefits of the tax asset will not be realized.

The Company adjusts its estimated liability for uncertain positions when its judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company’s current estimate of the tax liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which they are determined.

Earnings Per Share

The Company presents basic and diluted earnings per share in its consolidated statement of operations. Basic earnings per share excludes dilution and is computed for all periods presented by dividing earnings available to common stockholders by the weighted average number of common shares outstanding during the period. Special warrants to purchase shares of class B common stock, whether outstanding or held in reserve to be issued, are included in basic earnings in the Successor Period. Nonvested shares of common stock are considered participating securities for purposes of calculating basic weighted average common shares in periods of net income for both the Predecessor and Successor. Diluted earnings per share is computed in the same manner as basic earnings per share after assuming issuance of common stock for all potentially dilutive equivalent shares, which includes stock options, nonvested shares of common stock in periods of net loss and the effect of the Predecessor’s convertible subordinated notes in the Predecessor periods. Antidilutive instruments are not considered in this calculation. See further discussion at Note 17.

Revenue Recognition

The Radio Markets derive revenue primarily from the sale of program time and commercial announcements to local, regional and national advertisers. Broadcasting revenue is recorded net of agency commissions and is recognized when the programs and commercial announcements are broadcast. Agency commissions are calculated based on a stated percentage applied to gross broadcasting revenue.

Historically, the Company has managed its portfolio of radio stations through selected acquisitions, dispositions and exchanges, as well as through the use of local marketing agreements (“LMAs”) and joint sales agreements (“JSAs”). Under an LMA or a JSA, the company operating a station provides programming or sales and marketing or a combination of such services on behalf of the owner of a station. The broadcast revenue and operating expenses of stations operated by the Company under LMAs and JSAs have been included in the Company’s results of operations since the respective effective dates of such agreements.

The Radio Network generates substantially all of its revenue from the sale of advertising time accumulated from its affiliate stations. The Radio Network also generates advertising revenue by embedding a defined number of advertising units in its syndicated programs, which it sells to advertisers at premium prices. Revenue at the Radio Network is recognized when the commercials are aired by the affiliate and the Company has no further obligation to the national advertiser. In addition, the Company assesses the creditworthiness of the national advertisers to assess collectibility of its receivables. The Radio Network is also the exclusive sales representative for the ESPN Radio Network content, providing both sales and distribution services. ESPN produces the network’s programming, which includes ESPN SportsCenter, Mike and Mike In The Morning, hosted by Mike Greenberg and former NFL player Mike Golic, as well as national broadcasts of Major League Baseball, the National Basketball Association and the Bowl Championship Series. The Radio Network provides a sales staff to solicit and negotiate the sale of advertising on behalf of the ESPN Radio Network and to manage the advertising trafficking, billing and collection functions in exchange for a portion of all net sales generated on behalf of the ESPN Radio Network.

Barter Transactions

Barter contracts are agreements entered into under which the Company provides commercial air-time in exchange for goods and services used principally for promotions, sales and other business activities. The Company determines the amount of revenue for barter transactions based on fair value received for similar commercial air-time from cash customers.

Advertising Expenses

Advertising expenses are expensed as incurred.

Business and Credit Concentrations

In the opinion of management, credit risk with respect to receivables is mitigated in part by the large number of customers and the geographic diversification of the Company’s customer base. The Company performs credit evaluations of its customers and believes that adequate allowances for any uncollectible receivables are maintained. As of December 31, 2010, and 2009, no receivable from any customer exceeded 5% of accounts receivable. For the periods from January to May 2010 and from June 1 to December 31, 2010, as well as for the years ended December 31, 2009 and 2008, no single customer accounted for more than 10% of net broadcasting revenue.

Recent Accounting Standards

In June 2009, the Financial Accounting Standards Board (the “FASB”) issued guidance regarding the consolidation of variable interest entities to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity; to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity; to revise previous guidance for determining whether an entity is a variable interest entity; and to require enhanced disclosures that will provide more transparent information about an enterprise’s involvement with a variable interest entity. The provisions of this guidance were effective for the Company beginning January 1, 2010, and the adoption of this guidance did not have an impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued guidance which provides improvements to disclosures related to fair value measurements. New disclosures are required for significant transfers in and out of Level 1 and Level 2 fair value measurements, disaggregation regarding classes of assets and liabilities, valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for Level 2 or Level 3 (see further discussion at Note 19). These disclosures were effective for the Company beginning in the first quarter of 2010; however the adoption of this guidance did not impact the Company’s consolidated financial statements. Additional new disclosures regarding the purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements are effective beginning with the first interim period in 2011.

In December 2010, the FASB issued guidance that modifies step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity will be required to perform step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. This guidance will be effective beginning with the first interim period in 2011, and the Company does not expect the adoption to have a material impact on the Company’s consolidated financial statements.

3. Emergence from Chapter 11 Proceedings and Fresh-Start Reporting

Plan of Reorganization, Claims Resolution and Plan Distributions

In accordance with the Emergence Plan, approximately $2.1 billion of the debt outstanding under the Predecessor Senior Credit and Term Facility was converted into the Emergence Term Loan Facility in the initial principal amount of $762.5 million, with a 5-year term (see Note 10).

The pre-petition claims of the Debtors are evidenced in the schedules of liabilities filed by the Debtors and by proofs of claim filed by creditors with the Bankruptcy Court. The Bankruptcy Code requires the Bankruptcy Court to set the time within which proofs of claim must be filed in a Chapter 11 case. The Bankruptcy Court established April 21, 2010 as the last date for each person or entity to file a proof of claim (except for governmental units and administrative and priority claims whereby the bar dates were August 17, 2010 and August 2, 2010, respectively). Claims that were objected to are allowed or disallowed through a claims resolution process established by the Bankruptcy Court. Pursuant to objections filed by the Debtors, the Bankruptcy Court has reduced, reclassified and/or disallowed a significant number of claims for varying reasons, including claims that were duplicative, amended, without merit, misclassified or overstated. The claims resolution process is ongoing and will continue until all claims are resolved.

Secured Claims

Holders of senior secured claims were entitled to receive a pro rata share of (i) the Emergence Term Loan Facility; (ii) 90% of the equity in the reorganized Successor company, subject to dilution for distributions of equity under the Successor’s equity incentive program; and (iii) cash held as of the Emergence Date in excess, if any, of the sum of $86.0 million (as further described in the Emergence Term Loan Facility documents). There was no such excess cash as of the Emergence Date, and no additional payment was made to holders of senior secured claims. As of December 31, 2010, 2.6 million shares of Successor class A common stock, 10.0 million shares of class B common stock and 28.5 million special warrants had been distributed with respect to secured claims. See further discussion of equity in the Successor at Note 14.

Unsecured claims

Holders of unsecured claims, including the secured lenders’ deficiency claim in the stipulated amount of $267.2 million and the claims of the Predecessor’s convertible subordinated noteholders, received a pro rata share of (i) 10% of Successor equity (subject to dilution for distributions of equity under the Successor’s equity incentive program) and (ii) $36.0 million in cash. Once the allowed amount of an unsecured claim is determined through settlement or by Bankruptcy Court order, the claimant is entitled to a distribution as provided for by the Emergence Plan. As of December 31, 2010, 4.1 million shares of equity and $32.2 million in cash had been distributed to holders of allowed unsecured claims that totaled $320.9 million, and approximately 478,000 shares of Successor equity and $3.8 million of cash were held in reserve to satisfy remaining allowed, disputed or unreconciled unsecured claims. Shares held in reserve are not designated as class A common stock or class B common stock until issuance. The cash held in reserve is included with restricted cash and is classified as prepaid expenses and other current assets in the accompanying consolidated balance sheet. The offsetting amount remaining to be disbursed on account of unsecured claims is classified as accounts payable, accrued liabilities and other liabilities in the accompanying consolidated balance sheet. If excess shares of equity and cash remain in reserve after resolution of all disputed unsecured claims, such shares and cash will be distributed to the claimants with allowed unsecured claims pro-rata, based on the number of shares and cash they received pursuant to the Emergence Plan. There is no assurance that there will be sufficient shares and cash to satisfy all allowed claims or any excess shares for any such subsequent distribution.

Administrative and Priority Claims

Pursuant to the Emergence Plan, administrative and priority claims are satisfied with cash. Administrative and priority claims that were allowed as of the Emergence Date were paid in full shortly thereafter. Other administrative claims were required to be asserted by application filed with the Bankruptcy Court by August 2, 2010 (with certain exceptions, including ordinary course of business claims). Proofs of claims for priority claims were required to be submitted by April 21, 2010 (June 18, 2010 for governmental entities). Any administrative or priority claim that was not asserted in a timely filed application (unless subject to an exception) or timely submitted proof of claim is no longer enforceable against the Debtors. As the claims resolution process remains ongoing, the allowed amounts of certain administrative and priority claims have not yet been established. The Company recorded an estimate of the allowed amount of administrative and priority claims incurred as of the Fresh-Start Date, based on the best information then available to the Company. The claims resolution process for such claims could result in additional expense or income in the Successor’s financial statements if actual results differ from such estimates. Such additional expense or income could be material.

Leases and Contracts

As of the Emergence Date, the Debtors assumed the majority of leases and other executory contracts, including numerous collective bargaining agreements, as well as certain employee benefit programs. Any past due amounts owed under the assumed leases and contracts were required to be cured, and all undisputed cure payments were made shortly after the Emergence Date. Continuing obligations under the assumed leases and contracts will be satisfied in the ordinary course of business. Any lease or contract that was not assumed or rejected by order of the Bankruptcy Court, or that had not otherwise expired or terminated pursuant to its terms, was deemed assumed as of the Emergence Date pursuant to the Emergence Plan. Pre-petition amounts owing under rejected leases and contracts, as well as prospective rejection damage claims, were treated as unsecured claims under the Emergence Plan.

Reorganization Items

Reorganization items shown below were a direct result of the Chapter 11 Proceedings and consist of the following for the period from January 1, 2010 through May 31, 2010 and for the year ended December 31, 2009:

	Predecessor
	Period from January 1, 2010 through May 31, 2010	Year ended December 31, 2009
	(in thousands)
Gain on extinguishment of debt	$(139,813)	$—
Revaluation of assets and liabilities	(921,801)	—
SERP liability (See Note 9)	10,510	—
Professional fees	31,666	469
Rejected executory contracts	5,361	—
Write-off of deferred financing costs	—	4,087

Reorganization items, net	$(1,014,077)	$4,556

For the period from January 1, 2010 through May 31, 2010, gain on extinguishment of debt resulted from debt extinguishments exceeding the value of distributions to creditors, and the gain from revaluation of assets and liabilities was a result of the application of fresh-start reporting, as further described below. Professional fees included legal, consulting, and other related services directly associated with the reorganization process. Lease rejections represent the net non-cash amounts that resulted from claims associated with the rejections of certain executory contracts and the adjustment of previously recorded liabilities to their estimated allowed claim amounts. For the year ended December 31, 2009, expenses related to the evaluation of financial and strategic alternatives, including financial advisory services and legal expenditures, associated with the Company’s prepetition reorganization efforts, including preparing for the bankruptcy filing, amounted to approximately $9.0 million and are included in other, net in the accompanying consolidated statement of operations. During the period from June 1, 2010 through December 31, 2010, the Company incurred approximately $6.0 million of bankruptcy-related expenses, which are included in other, net in the accompanying consolidated statement of operations.

Liabilities Subject to Compromise

Liabilities subject to compromise reflected the estimated liability to unsecured creditors for pre-petition claims that were expected to be restructured pursuant to the Emergence Plan. Subsequent to the Petition Date, as permitted under the Bankruptcy Code, the Predecessor rejected certain of its pre-petition contracts and calculated its estimated liability to the unsecured creditors. Liabilities subject to compromise at December 31, 2009 consisted of the following:

Predecessor
December 31, 2009
(in thousands)
Accounts payable	$4,846
Accrued liabilities and other liabilities	13,231
Working capital adjustment	10,927
Accrued interest	1,657

Accounts payable, accrued and other liabilities	30,661
Senior debt	2,144,387
Convertible subordinated notes	48,310
Other long-term liabilities, less current portion	47,060

$2,270,418

The Emergence Plan discharged most of the Predecessor’s pre-petition liabilities. Any reinstated pre-petition liabilities that had previously been subject to compromise were reclassified to the appropriate liability accounts under the terms of the Emergence Plan.

Application of Fresh-Start Reporting

Accounting guidance on reorganizations states that fresh-start reporting was required upon emergence because holders of existing voting shares immediately before confirmation of the Emergence Plan received less than 50 percent of the voting shares of the Successor and the reorganization value of the Successor’s assets immediately before the recording of the effects of the Emergence Plan on the Fresh-Start Date was less than the total of all post-petition liabilities and allowed claims. Fresh-start reporting generally requires the adjustment of the historical net book value of assets and liabilities to fair value by allocating the entity’s enterprise value as set forth in the Emergence Plan to its assets and liabilities pursuant to accounting guidance related to business combinations as of the Fresh-Start Date.

In the disclosure statement related to the Emergence Plan, as confirmed by the Bankruptcy Court on May 19, 2010, the enterprise value of the Company was estimated to be approximately $2.04 billion. The enterprise value was estimated using various valuation methods, including (i) a comparable company analysis, in which implied valuation multiples observed from industry participants were considered and comparisons were made between the expected performance of the Company relative to other industry participants; (ii) a calculation of the present value of the future cash flows based on the Company’s projections as included in the disclosure statement related to the Emergence Plan; and (iii) review and analysis of mergers, acquisitions, and restructuring transactions of companies determined to be similar to the Company. The enterprise value using the discounted cash flow method, a form of the income approach, was determined using financial projections for the period 2010 through 2014. The discount rate applied was in the range of 9.5% to 11.5%, and the present value of all cash flows after 2014 were calculated using the terminal multiple methodology and the implied perpetuity growth rate, which were calculated by applying enterprise value to EBITDA (as defined) multiples ranging from 8.0 to 9.0. The reorganization value was determined using numerous projections and assumptions that are inherently subject to significant uncertainties and the resolution of contingencies beyond the control of the Company. Accordingly, there can be no assurance that the estimates, assumptions and amounts reflected in the valuation will be realized.

In accordance with fresh-start reporting, the reorganization value of the Successor was allocated to assets and liabilities in conformity with relevant accounting guidance, with any portion that could not be attributed to specific tangible or identified intangible assets of the Successor reported as goodwill. Each liability existing at the Fresh-Start Date, other than deferred taxes, was stated at the present values of amounts expected to be paid. Certain of these values differed materially from the values recorded on the Predecessor’s consolidated balance sheet as of December 31, 2009. The Company’s emergence from bankruptcy and reorganization resulted in a new reporting entity that had no retained earnings or accumulated deficit as of the Fresh-Start Date. Therefore, the Predecessor’s accumulated deficit has been eliminated, and the Company’s new debt and equity have been recorded in accordance with the Emergence Plan. In addition, the Company’s accounting practices and policies may not be the same as that of the Predecessor. For all of these reasons, the consolidated financial statements for periods subsequent to the Fresh-Start Date are not comparable with the Predecessor’s prior periods.

As detailed below, the net fresh-start valuation adjustments increased the book values of assets, excluding goodwill, and liabilities by $543.8 million and $63.8 million, respectively. Management considered a number of factors, including valuations or appraisals, in determining the fair values of assets. Liabilities were revalued at present values using appropriate discount rates. Deferred taxes were determined in accordance with accounting principles generally accepted in the United States of America. In addition to revaluing existing assets and liabilities, the Company recorded certain previously unrecognized assets and liabilities, including customer and affiliate relationships, income contracts and unfavorable leases. The reorganization value exceeded the sum of the amounts assigned to assets and liabilities by approximately $763.8 million. The Company recorded the excess to goodwill.

Adjustments to reflect the revaluation of assets and liabilities resulted in a net gain of $921.8 million. The restructuring of the Company’s capital structure and resulting discharge of pre-petition debt resulted in a gain of $139.8 million. Both of these amounts were recorded as reorganization items in the Predecessor’s statement of operations.

Fresh-start reporting resulted in the selection of appropriate accounting policies for the Successor. The significant accounting policies disclosed in the Predecessor’s Annual Report on Form 10-K for the year ended December 31, 2009, were adopted by the Successor, though many of the account balances were affected by the adjustments detailed below.

The following table presents the effects of transactions outlined in the Emergence Plan and adoption of fresh-start reporting on the consolidated balance sheet as of the Fresh-Start Date. The table reflects settlement of various liabilities, cancellation of existing stock, issuance of new stock, and other transactions, as well as the fresh-start adjustments, such as revaluation of assets and liabilities to fair values and recording of certain intangible assets.

	Predecessor	Plan of Reorganization Adjustments		Fresh-start Valuation Adjustments		Successor
		(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$126,746	$(36,000)	a	$—		$90,746
Accounts receivable, net	144,734	285	b	93	f	145,112
Prepaid expenses and other current assets	19,341	5,313	c	3,289	f	27,943

Total current assets	290,821	(30,402)		3,382		263,801
Long-term assets
Property and equipment, net	197,365	—		5,606	f	202,971
FCC licenses	600,604	—		293,006	f	893,610
Goodwill	321,976	—		441,873	g	763,849
Customer and affiliate relationships, net	31,268	—		207,632	f	238,900
Other assets, net	19,917	—		34,147	f	54,064

Total assets	$1,461,951	$(30,402)		$985,646		$2,417,195

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities not subject to compromise
Current liabilities
Accounts payable, accrued liabilities and other liabilities	$54,375	$14,007	c,d	$1,068	f	$69,450
Senior debt, current	—	7,625	d	—		7,625

Total current liabilities not subject to compromise	54,375	21,632		1,068		77,075
Long-term liabilities
Senior debt, less current portion	—	773,938	d	—		773,938
Other long-term liabilities, less current portion	2,718	55,113	d	5,120	f	62,951
Deferred income tax liabilities	185,913	1,224	d	57,657	f	244,794

Total liabilities not subject to compromise	243,006	851,907		63,845		1,158,758
Liabilities subject to compromise	2,270,288	(2,270,288)	d	—		—

Total liabilities	2,513,294	(1,418,381)		63,845		1,158,758
Commitments and contingencies
Stockholders’ equity (deficit)
Successor preferred stock	—	—		—		—
Successor class A common stock	—	3	e	—		3
Successor class B common stock	—	17	e	—		17
Successor equity held in reserve	—	14,305	e	—		14,305
Additional paid-in capital	2,448,187	903,730	e	(2,107,805)	h	1,244,112
Predecessor preferred stock	—	—		—		—
Predecessor common stock	2,942	(2,942)	e	—		—
Predecessor treasury stock	(344,376)	344,376	e	—		—
Retained earnings (accumulated deficit)	(3,158,096)	128,490	e	3,029,606	h	—

Total stockholders’ equity (deficit)	(1,051,343)	1,387,979		921,801		1,258,437

Total liabilities and stockholders’ equity (deficit)	$1,461,951	$(30,402)		$985,646		$2,417,195

a.	Amount represents the cash payment to be allocated to holders of general unsecured claims.

b.	Represents primarily the recognition of a note receivable related to amounts due from an employee for the remaining purchase price of shares of Predecessor common stock, which were canceled in connection with the Emergence Plan.

c.	Amount represents primarily restricted cash held in reserve and not yet disbursed to satisfy remaining allowed, disputed or unreconciled unsecured claims.

d.	Included in liabilities subject to compromise were amounts settled with the Emergence Term Loan Facility and the issuance of equity in the Successor. These adjustments reflect the discharge of most of the Predecessor’s pre-petition liabilities in accordance with the Emergence Plan, including the reclassification of remaining liabilities that had been subject to compromise to the appropriate liability accounts, as well as additional liabilities incurred pursuant to the Emergence Plan, including the related income tax consequences. Pursuant to the Emergence Plan, the Company agreed to enter into the SERP effective as of the Emergence Date (see Note 9).

e.	Reflects the issuance of new Successor common stock to pre-petition creditors, the cancellation of Predecessor common stock and treasury stock, the gain on extinguishment of pre-petition liabilities, the acceleration of stock-based compensation expense resulting from the cancellation of Predecessor stock options and restricted stock awards, and other costs incurred pursuant to the Emergence Plan. Certain amounts of Successor equity are held in reserve and have not yet been issued to satisfy remaining allowed, disputed or unreconciled unsecured claims.

f.	Reflects the revaluation of the carrying values of assets and liabilities to reflect estimated fair values, as well as the recognition of certain intangible assets and other liabilities, in accordance with fresh-start reporting.

g.	Reflects the elimination of historical goodwill of the Predecessor and the recording of goodwill for the amount of reorganization value in excess of the amount allocable to specifically identifiable assets and liabilities.

h.	Reflects the gain on revaluation of assets and liabilities and the elimination of the Predecessor’s historical accumulated deficit and other equity accounts, resulting in an adjustment to stockholder’s equity to arrive at the estimated reorganized equity value of the Successor.

Correction

Certain amounts in the Predecessor’s consolidated statement of cash flows (previously reported in the Company’s quarterly reports on Form 10-Q for the quarters ended June 30, 2010 and September 30, 2010) were corrected in the consolidated statement of cash flows for the five-month period from January 1, 2010 to May 31, 2010, resulting in a decrease in the amount of the line “Reorganization items, net” of $4 million, an increase to net cash provided by operating activities of $4 million, an increase in the change in restricted cash of $4 million and an increase in net cash used in investing activities of $4 million.

4. Property and Equipment

Successor

As a result of the application of fresh-start reporting, property and equipment assets were revalued to $203.0 million, which represented an increase of $5.6 million. Additionally, the adoption of fresh-start reporting resulted in a new accounting basis for these assets, which were recorded at their estimated fair values, and the Predecessor’s accumulated depreciation was eliminated. Depreciation expense was $8.9 million for the period from June 1, 2010 through December 31, 2010, and property and equipment consisted of the following as of December 31, 2010:

	December 31, 2010	Estimated Useful Life
	(in thousands)
Land	$86,090
Buildings and improvements	38,655	3 to 40 years
Transmitters, towers and studio equipment	70,728	5 to 25 years
Office furniture, equipment and vehicles	10,502	2 to 12 years
Construction in progress	2,971

	208,946
Less accumulated depreciation and amortization	(8,825)

	$200,121

Predecessor

Depreciation expense was $6.1 million, $15.4 million and $18.0 million for the period from January 1, 2010 through May 31, 2010 and each of the years ended December 31, 2009 and 2008, respectively, and property and equipment consisted of the following as of December 31, 2009:

	December 31, 2009	Estimated Useful Life
	(in thousands)
Land	$119,682
Buildings and improvements	53,443	3 to 25 years
Transmitters, towers and studio equipment	126,045	5 to 10 years
Office furniture, equipment and vehicles	30,166	2 to 12 years
Construction in progress	4,848

	334,184
Less accumulated depreciation and amortization	(132,642)

	$201,542

5. Intangible Assets

Successor

Indefinite-Lived Intangible Assets and Goodwill

Indefinite-lived intangible assets consist of FCC broadcast licenses and goodwill.

FCC licenses and goodwill represent a substantial portion of the Company’s total assets. The fair value of FCC licenses and goodwill is primarily dependent on the future cash flows of the Radio Markets and Radio Network and other assumptions, including, but not limited to, forecasted revenue growth rates, market share, profit margins and a risk-adjusted discount rate.

As a result of fresh-start reporting, FCC licenses were revalued to $893.6 million, which represented an increase of $293.0 million. The material assumptions utilized in the valuation included overall future market revenue growth rates for the residual year of approximately 2.0% and weighted average cost of capital of 10.5%. Goodwill represents the excess of total acquisition costs over the fair market value of net assets acquired and liabilities assumed in a business combination. The Company established deferred tax liabilities for book and tax differences between assigned values and tax bases of the acquired assets, which resulted in the recognition of additional goodwill. Upon the application of fresh-start reporting, the Company recorded goodwill of $763.8 million, and the Predecessor’s goodwill of $322.0 million was eliminated.

The Company performed its 2010 annual evaluation of FCC licenses and goodwill as of October 1, the annual testing date. Based on the results of the Company’s 2010 annual impairment evaluation, the fair values of the Company’s FCC licenses more likely than not exceeded their carrying values and therefore, no impairment of these assets had occurred as of the date of the annual test. Additionally, the Company concluded that the fair values of its reporting units more likely than not exceeded their related carrying values, and goodwill had not been impaired as of the annual testing date.

If market conditions and operational performance of the Company’s reporting units were to deteriorate and management had no expectation that the performance would improve within a reasonable period of time or if an event occurs or circumstances change that would, more likely than not, reduce the fair value of its intangible assets below the amounts reflected in the balance sheet, the Company may be required to recognize impairment charges in future periods.

Definite-Lived Intangible Assets

Definite-lived intangible assets consist primarily of customer and affiliate relationships, but also include certain other intangible assets identified in conjunction with fresh-start reporting or acquired in business combinations. In connection with the adoption of fresh-start reporting, the Company’s definite-lived intangible assets were revalued, which resulted in customer and affiliate relationships of $193.4 million and $45.5 million, respectively. This revaluation represented net increases to the customer and affiliate relationships of $176.1 million and $31.6 million, respectively. These assets are being amortized in relation to the economic benefits of such assets over total estimated useful lives of approximately four to six years.

Approximately $43.8 million of amortization expense was recognized on the intangible assets discussed above during the period from June 1, 2010 through December 31, 2010.

Other definite-lived intangible assets, excluding the customer relationships and affiliate relationships, are a component of other assets, net, in the accompanying consolidated balance sheets. As a result of fresh-start reporting, other intangible assets, including income contracts and favorable leases, were increased by $36.0 million to $36.7 million. The balance of other intangible assets as of December 31, 2010 was $30.9 million. These assets are generally being amortized over their estimated useful lives of approximately three to six years, and the amount of amortization expense for definite-lived intangible assets, excluding the customer and affiliate relationships discussed above, during the period from June 1, 2010 through December 31, 2010 was $5.9 million.

These other definite-lived intangible assets consisted of the following as of December 31, 2010:

(in thousands)
Other intangible assets, gross	$36,726
Less accumulated amortization	(5,876)

Other intangible assets, net	$30,850

The Company estimates the following amount of amortization expense over the next five years related to the total definite-lived intangible asset balance as of December 31, 2010:

(in thousands)
2011	$76,023
2012	62,836
2013	50,286
2014	22,439
2015	10,295

$221,879

The changes in the carrying amounts of FCC licenses for the year ended December 31, 2009, for the five months ended May 31, 2010 and for the seven months ended December 31, 2010 are as follows:

(in thousands)
Balance as of January 1, 2009: (Predecessor)	$1,370,904
Asset impairment and disposal charges	(770,301)

Balance as of January 1, 2010 (Predecessor)	$600,603
Elimination of Predecessor FCC licenses as of May 31, 2010	(600,603)
FCC licenses from application of fresh-start reporting as of May 31, 2010	893,610

Balance as of December 31, 2010 (Successor)	$893,610

The changes in the gross amounts of goodwill and the accumulated asset impairment and disposal charges for the year ended December 31, 2009, for the five months ended May 31, 2010 and for the seven months ended December 31, 2010 are as follows:

(in thousands)
Balance as of January 1, 2009 (Predecessor):
Goodwill	$1,975,197
Accumulated asset impairment and disposal charges	(1,482,398)

Goodwill net of impairment as of January 1, 2009 (Predecessor)	$492,799

Asset impairment and disposal charges	(170,823)
Balance as of January 1, 2010 (Predecessor):
Goodwill	$1,975,197
Accumulated asset impairment and disposal charges	(1,653,221)

Goodwill net of impairment as of January 1, 2010 (Predecessor)	$321,976

Elimination of Predecessor goodwill as of May 31, 2010	(1,975,197)
Elimination of Predecessor accumulated goodwill impairment as of May 31, 2010	1,653,221
Goodwill from application of fresh-start reporting as of May 31, 2010	763,849

Balance as of December 31, 2010 (Successor):
Goodwill	$763,849
Accumulated asset impairment and disposal charges	—

Goodwill net of impairment as of December 31, 2010 (Successor)	$763,849

Predecessor

Indefinite-Lived Intangible Assets and Goodwill

During 2009, the Predecessor performed an interim impairment analysis for its Radio Markets and Radio Network as of June 30, 2009 in addition to its annual impairment test as of October 1, 2009. As a result of these evaluations during the year ended December 31, 2009, the Company recognized non-cash impairment charges of $933.1 million, which were comprised of $762.3 million and $170.8 million of FCC licenses and goodwill, respectively, to reduce the carrying values to their estimated fair values at that time. The Predecessor also recognized non-cash impairment and disposal charges of $10.0 million in the second quarter of 2009 in order to write down the FCC licenses of the stations in the Divestiture Trusts to their estimated fair value since these stations are more likely than not to be disposed. The material assumptions utilized in the Predecessor’s analyses as of June 30, 2009 included overall future market revenue growth rates for the residual year of approximately 1.5%, a weighted average cost of capital of 12.0% and estimated EBITDA multiples of approximately 5.0 times.

Definite-Lived Intangible Assets

In connection with the ABC Merger, the Predecessor allocated $82.5 million to customer relationships and $57.9 million to affiliate relationships that were being amortized in relation to the economic benefits of such assets over total estimated useful lives of approximately five to seven years. In connection with the Predecessor’s interim impairment test during the second quarter of 2009, the Predecessor assessed the carrying value of certain material definite-lived intangible assets at the Radio Network. This assessment resulted in a non-cash impairment charge of approximately $17.2 million to customer relationships and $25.4 million to affiliate relationships to reduce the carrying value of the definite-lived intangibles to their estimated fair values at that time.

Approximately $5.0 million of amortization expense was recognized on the intangible assets discussed above during the five months ended May 31, 2010 and approximately $19.6 million and $26.7 million was recognized during the years ended December 31, 2009 and 2008, respectively. Other definite-lived intangible assets, excluding the customer relationships and affiliate relationships, are a component of other assets, net, in the accompanying consolidated balance sheets, and the balance as of December 31, 2009 was $1.2 million. The amount of amortization expense for definite-lived intangible assets, excluding the customer and affiliate relationships discussed above, during the five months ended May 31, 2010 was $0.2 million and $0.6 million for each of the years ended December 31, 2009 and 2008.

These other definite-lived intangible assets consisted of the following as of December 31, 2009:

(in thousands)
Other intangible assets, gross	$7,362
Less accumulated amortization	(6,168)

Other intangible assets, net	$1,194

6. Acquisitions and Dispositions

Completed Acquisition

During the year ended December 31, 2008, the Company acquired a radio station in Salt Lake City, UT in exchange for the balance of a note receivable of approximately $9.7 million. In order to comply with the FCC’s rules and policies regarding ownership limitations, the Company transferred one of its existing stations in the Salt Lake City market into the Divestiture Trusts.

Completed Dispositions

During the year ended December 31, 2008, the Divestiture Trusts completed the sale of two stations for a total purchase price of approximately $1.3 million.

7. Accounts Payable, Accrued Liabilities and Other Liabilities

Accounts payable, accrued liabilities and other liabilities as of December 31 consisted of the following:

	Successor	Predecessor
	December 31, 2010	December 31, 2009
	(in thousands)
Accounts payable	$4,745	$3,627
Accrued compensation and related costs	16,426	10,634
Other accrued liabilities	9,243	2,257
Payments received in advance	4,837	5,237
Accrual for revenue sharing	5,379	3,159
Accrual for unsecured claims	3,771	—
Accrual for network programming	3,731	2,997
Accrued national representation fees	2,715	—
Accrued professional fees	2,007	516
Accrued interest	1,938	6,979
Accrued property, sales and use taxes	1,869	970

	$56,661	$36,376

8. Liabilities Subject to Compromise (Predecessor)

Liabilities subject to compromise as of December 31, 2009 consisted of the following:

December 31, 2009
(in thousands)
Accounts payable	$4,846
Accrued liabilities and other liabilities	13,231
Working capital adjustment	10,927
Accrued interest	1,657

Accounts payable, accrued and other liabilities	30,661
Senior debt	2,144,387
Convertible subordinated notes	48,310
Other long-term liabilities, less current portion	47,060

$2,270,418

9. Other Long-Term Liabilities

In prior periods, the Predecessor terminated contracts with its previous national representation firms and entered into long-term agreements with a new representation firm. Pursuant to these transactions, the national representation firm settled the Predecessor’s obligations with its previous representation firms. As such, the Predecessor recognized the estimated payments to the previous national representation firm as a non-cash charge related to contract obligations in the period in which such payments were made, and the total up-front payment amounts related to these contracts represented a deferred obligation. Additionally, the Predecessor’s new national representation firm guaranteed a minimum amount of national sales for the twelve-month period ended March 31, 2009. The minimum for the guarantee period was not attained, and the present value of the guaranteed amount was recorded as a receivable of approximately $11.5 million, with a corresponding deferred liability. The aggregate deferred obligation was included in liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2009.

During the application of fresh-start reporting, the remaining deferred obligation was determined to approximate fair value as of the Fresh-Start Date and was reclassified to other long-term liabilities. The remaining deferred amount is being amortized over the remaining term of the underlying agreement as a reduction to national commission expense, which is included in cost of revenue.

As a result of applying fresh-start reporting, the Company also recognized certain unfavorable leases and contracts, which resulted from agreements with rates in excess of market value rates as of the Fresh-Start Date. These amounts are being amortized on a straight-line basis over the terms of the underlying contracts as a component of cost of revenues or selling, general and administrative expenses, as appropriate. In addition, the Company’s liability under the SERP was initially recorded at its estimated fair value as of the Fresh-Start Date and represents the actuarial present value of benefits attributed to service rendered prior to the measurement date. The expected lump sum payment at retirement is measured using expected future pay increases and is calculated using the mortality table and yield curve assumptions prescribed by the Internal Revenue Service for lump sums payable from qualified retirement plans. The discount rate for pension cost purposes is the rate at which the pension obligations could be effectively settled and is developed from yields on available high-quality bonds. Expense amounts related to the liability are being amortized over the applicable service period as a component of non-cash compensation expense and were $0.7 million during the period from June 1, 2010 through December 31, 2010. The Company evaluates the estimated fair value of the SERP liability as of each reporting date to determine if any significant changes have occurred in the underlying assumptions. Any change in the fair value relating to prior service cost would be recognized in the statement of operations at the time of adjustment.

10. Senior Debt

Senior debt consisted of the following as of December 31, 2010 and 2009:

	Successor	Predecessor
Type of Borrowing	December 31, 2010	December 31, 2009
	(in thousands)
Term Loan	$350,000	$—
Tranche A term loans	—	526,176
Tranche B term loans	—	1,345,017
Revolving loans	—	135,747

	350,000	2,006,940
Interest rate swap	—	72,628
Facility fee	—	64,819

	350,000	2,144,387
Less current portion of senior debt	3,500	—

Total senior debt less current portion	$346,500	$2,144,387	(a)

(a)	Classified as liability subject to compromise as of December 31, 2009. See Note 8.

In connection with the ABC Merger in June 2007, the Predecessor entered into the Predecessor Senior Credit and Term Facility. For the period from January 1, 2010 through May 31, 2010, interest expense was incurred on the $2.1 billion outstanding under the Predecessor Senior Credit and Term Facility at a rate of approximately 2.0%.

On the Emergence Date, approximately $2.1 billion of the debt outstanding under the Predecessor Senior Credit and Term Facility was converted into the Emergence Term Loan Facility, which was guaranteed by the Company’s operating subsidiaries. The initial principal amount of $762.5 million under the Emergence Term Loan Facility was payable in 20 consecutive quarterly installments of approximately $1.9 million, due on the last day of each fiscal quarter, which commenced on September 30, 2010, with the final maturity of $724.4 million on June 3, 2015. A valuation adjustment of $19.1 million was recorded to reflect the Emergence Term Loan Facility at its estimated fair value upon issuance. This valuation adjustment was being amortized as a reduction of interest expense, net, over the contractual term of the Emergence Term Loan Facility.

During the period from the Fresh-Start Date through December 10, 2010, interest expense was incurred on the Emergence Term Loan Facility at 11.0%. On December 10, 2010 the Company refinanced the Emergence

Term Loan Facility with the proceeds from the issuance of $400.0 million in Senior Notes (see Note 11) and borrowings of $350.0 million under the Term Loan, along with cash on hand. Interest was incurred on the Term Loan through December 31, 2010 at an annual rate of 4.25%, compared to the rate applicable to each of the components of the Predecessor Senior Credit and Term Facility as of December 31, 2009 of 1.99%.

During the period from January 1, 2010 through May 31, 2010, the Company incurred $1.1 million in debt issuance costs related to the Emergence Term Loan Facility. Approximately $0.1 million of such costs were amortized, and the remaining balance of $1.0 million was written off in connection with the refinancing of the Emergence Term Loan Facility. Pursuant to the terms of the Emergence Term Loan Facility, a prepayment penalty of $38.0 million was incurred; this was netted against the write off of the unamortized balance of the valuation adjustment of $17.1 million, which resulted in a loss on the extinguishment of debt of $21.0 million. The Company incurred $11.9 million of debt issuance costs in connection with the Credit Facilities, and amortization of these costs was $0.1 million during the period from June 1, 2010 through December 31, 2010.

At the Company’s election, interest on outstanding principal for the Emergence Term Loan Facility accrued at a rate based on either: (a) the greatest of (1) the Prime Rate in effect; (2) the Federal Funds Rate plus 0.50%; and (3) the one-month Eurodollar rate plus 1.0%, in all cases subject to a 4.0% floor, plus, in each case, a spread of 7.0% or (b) the Eurodollar rate, subject to a 3.0% floor, plus 8.0%.

The Credit Facilities are unconditionally guaranteed by certain of the Company’s subsidiaries and secured by the following: (a) a perfected first priority security interest in, among other things, all of accounts receivable, inventory, cash, personal property, material intellectual property and, in each case, proceeds thereof (subject to certain exceptions) of the Company and its guarantee subsidiaries; and (b) a perfected first priority pledge of the capital stock in the Company’s subsidiaries.

The proceeds from the Term Loan and the Revolving Loan bear interest at either (A) ABR (as defined in the Credit Agreement) subject to a 2.0% floor, plus 2.25% or (B) Eurodollar Rate (as defined in the Credit Agreement) subject to a 1.0% floor, plus 3.25%.

The Term Loan is payable in quarterly payments of $875,000 commencing on March 31, 2011, with the remaining amount payable on December 30, 2016. Outstanding amounts under the Revolving Loan are payable on December 10, 2013.

The Credit Agreement requires compliance with a consolidated total leverage ratio of 4.5 to 1.0 as of December 31, 2010 (with stepdowns thereafter), a senior secured leverage ratio of 2.25 to 1.0 as of December 31, 2010 and consolidated interest coverage ratio of 2.5 to 1.0 as of December 31, 2010.

The Credit Agreement also contains customary restrictive non-financial covenants, which, among other things, and with certain exceptions, limit the Company’s ability to incur or guarantee additional indebtedness; consummate asset sales, acquisitions or mergers; make investments; enter into transactions with affiliates; and pay dividends or repurchase stock.

The Company was in compliance with the covenants under its Term Loan as of December 31, 2010.

Predecessor

In connection with the ABC Merger, the Predecessor entered into the Predecessor Senior Credit and Term Facility, under which it borrowed $600 million under the Tranche A Term Loans and $1,535 million under the Tranche B Term Loans and used the proceeds to repay the ABC Radio Debt and to fund the Special Distribution, other merger-related costs or working capital purposes.

Pursuant to the terms of the Predecessor Senior Credit and Term Facility and the resulting classification as a current liability beginning with the quarter ended March 31, 2009, the Predecessor had been amortizing the remaining amount of debt issuance costs over the 9.5 month period through January 15, 2010. However, the Predecessor ceased amortization of these assets as of December 19, 2009 since subsequent to the Petition Date, interest expense was only recognized to the extent it would be paid. During the years ended December 31, 2009 and 2008, the amortization of these debt issuance costs was $41.1 million and $5.1 million, respectively. The Predecessor wrote off the remaining $4.0 million balance of deferred financing costs in the fourth quarter of 2009 since the amount of the allowed claim for the Predecessor’s senior debt was known as of December 31, 2009.

The Predecessor incurred $0.6 million in costs paid to third parties and wrote off $0.2 million in debt issuance costs in connection with the fourth amendment to the Predecessor Senior Credit and Term Facility entered into on March 26, 2009 (the “Fourth Amendment”) during the year ended December 31, 2009.

As a result of the Company’s voluntary petitions for reorganization, all of the Predecessor’s senior debt obligations were accelerated, and the outstanding balances were aggregated as of December 20, 2009, including the liability of $72.8 million outstanding under the interest rate swap agreement (see Note 13), which was converted to a component of senior debt as of that date. The total modified amount of interest-bearing senior debt as of December 20, 2009 of $2,148.4 million began incurring interest at the non-default rate previously applicable to the Tranche B Term Loans under the Predecessor Senior Credit and Term Facility (see discussion below), which was due in monthly payments. In December 2009, the $4.0 million that had been remitted to a cash collateral account for the benefit of the Predecessor’s lenders pursuant to a covenant under the Predecessor Senior Credit and Term Facility was applied as a reduction to the outstanding balance of the Predecessor’s senior debt. This payment reduced the balance to $2,144.4 million, which is included in liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2009.

The Company stopped recognizing and paying interest on outstanding pre-petition debt obligations except for the Predecessor Senior Credit and Term Facility. However, interest expense related to the Predecessor Senior Credit and Term Facility for the period from January 1, 2010 through May 31, 2010 was approximately $1.9 million higher than it would have been absent the voluntary petitions for reorganization due mainly to the conversion of the outstanding interest rate swap liability and accrued facility fee balance as of the Petition Date, as well as the increased interest rate spread being paid on certain components of senior debt. In addition to these differences, in the first five months of 2009, the Company recognized and paid interest on its interest rate swap agreement and the convertible subordinated notes and no comparable amounts were incurred or paid in 2010. The Company’s interest expense for the year ended December 31, 2009 was approximately $1.6 million lower than it would have been absent the voluntary petitions for reorganization.

Prior to the Fourth Amendment, at the Predecessor’s election, interest on outstanding principal for the revolving loans and Tranche A Term Loans accrued at a rate based on either: (a) the greater of (1) the Prime Rate in effect; or (2) the Federal Funds Rate plus 0.5% plus, in each case, a spread that ranged from 0.00% to 0.50%, depending on the Predecessor’s leverage ratio; or (b) the Eurodollar rate plus a spread that ranged from 0.75% to 1.50%, depending on the Predecessor’s leverage ratio. As of the effective date of the Fourth Amendment, at the Predecessor’s election, interest on outstanding principal for the revolving loans and Tranche A Term Loans accrued at a rate based on either: (a) the greatest of (1) the Prime Rate in effect; (2) the Federal Funds Rate plus 0.50%; and (3) the one-month Eurodollar rate plus 1.0% plus, in each case, a spread of 0.50% or (b) the Eurodollar rate plus 1.50%. These interest payments were due monthly.

Prior to the Fourth Amendment, for the outstanding principal for Tranche B Term Loans, the Predecessor could have elected interest to accrue at a rate based on either: (a) the greater of (1) the Prime Rate in effect; or (2) the Federal Funds Rate plus 0.5% plus, in each case, a spread that ranged from 0.50% to 0.75%, depending on the Predecessor’s leverage ratio; or (b) the Eurodollar rate plus a spread that ranged from 1.50% to 1.75%, depending on the Predecessor’s leverage ratio. As of the effective date of the Fourth Amendment, at the Predecessor’s election, interest on outstanding principal for the Tranche B Term Loans accrued at a rate based on either: (a) the greatest of (1) the Prime Rate in effect; (2) the Federal Funds Rate plus 0.50%; and (3) the one-month Eurodollar rate plus 1.0% plus, in each case, a spread of 0.75% or (b) the Eurodollar rate plus 1.75%. These interest payments were due monthly.

As of the effective date of the Fourth Amendment, the revolving loans and Tranche A Term Loans incurred a facility fee in the amount of 4.50% per annum, and the Tranche B Term Loans incurred a rate of 4.25% per annum. On each interest payment date, this additional interest increased the principal amount of the related debt and was to be payable upon the termination of the revolving loans, Tranche A Term Loans, and Tranche B Term Loans, as applicable. The Predecessor had incurred $64.9 million of total facility fee through December 19, 2009, and this liability was converted to a component of senior debt as of that date.

11. Senior Notes

On December 10, 2010, the Company completed the private placement of $400.0 million aggregate principal amount of the Senior Notes to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S of the Securities Act of 1933, as amended. The private placement of the Senior Notes resulted in net proceeds to the Company of approximately $392.0 million. The Senior Notes were issued pursuant to an indenture (the “Indenture”), dated as of December 10, 2010 by and among the Company, Wilmington Trust Company, a Delaware banking corporation, as trustee, and Deutsche Bank Trust Company Americas, a New York banking corporation, as registrar, authentication agent and paying agent.

The Senior Notes will mature on December 15, 2018, and bear interest at a rate of 7.75% per annum, payable semi-annually in cash in arrears on June 15 and December 15 of each year, beginning on June 15, 2011. The Senior Notes are senior unsecured obligations of the Company and are guaranteed by each of the Company’s subsidiaries that guarantees the Credit Facilities.

The terms of the Indenture, among other things, limit the ability of the Company and its restricted subsidiaries to (i) incur additional indebtedness or issue certain preferred stock; (ii) pay dividends on, or make distributions in respect of, their capital stock or repurchase their capital stock; (iii) make certain investments or other restricted payments; (iv) sell certain assets; (v) create liens or use assets as security in other transactions; (vi) merge, consolidate or transfer or dispose of substantially all of their assets; and (vii) engage in certain transactions with affiliates. These covenants are subject to a number of important limitations and exceptions that are described in the Indenture.

The Senior Notes are redeemable, in whole or in part, at any time after December 15, 2014, at the redemption prices specified in the Indenture, together with accrued and unpaid interest, if any, to the redemption date. At any time prior to December 15, 2013 and upon the terms set forth in the Indenture, the Company may redeem up to 35% of the aggregate principal amount of the Senior Notes with the net cash proceeds from one or more equity offerings at a redemption price equal to 107.75% of the principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date. In addition, at any time prior to December 15, 2014, the Company may redeem the Senior Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Senior Notes so redeemed, plus a make-whole premium, plus accrued and unpaid interest, if any, to the redemption date. The Company may also redeem all or part of the Senior Notes at a redemption price equal to 107.75% of the face amount thereof plus accrued and unpaid interest, if any, to the redemption date if specified change of control or business combination events occur on or before 180 days after the issue date of the Senior Notes.

The Company incurred $8.9 million of debt issuance costs in connection with the issuance of the Senior Notes, and amortization of these costs was $0.1 million during the period from June 1, 2010 through December 31, 2010.

12. Subordinated Debt and Convertible Subordinated Notes (Predecessor)

On February 18, 2004, the Predecessor sold $330.0 million principal amount of convertible subordinated notes. These convertible subordinated notes (the “Original Notes”) were scheduled to mature in February of 2011 and bore interest at a rate of 1.875% per annum, payable February 15 and August 15 each year. The Original Notes were redeemable prior to maturity under certain circumstances.

Pursuant to the terms of a settlement agreement regarding previous litigation with certain of the holders of the Original Notes that was dismissed in 2008, the Predecessor issued $274.5 million aggregate principal amount of amended and restated convertible subordinated notes (the “Amended Notes”) through an exchange offer and cash tender for the Original Notes at a price of $900 per $1,000 principal amount of Original Notes. The Amended Notes had increased interest rates and specifically negotiated redemption terms (“Amended Notes”). The conversion terms of the Amended Notes did not differ in any material respect from those of the Original Notes. Through September 30, 2009, the Predecessor had repurchased an aggregate amount of $281.7 million in principal amount of convertible subordinated notes, including $0.7 million repurchased during the nine months ended September 30, 2009, which resulted in a gain of approximately $0.4 million, net of transaction fees. The Amended Notes were scheduled to mature on February 15, 2011 and bore interest at a rate of 8.0% per annum during the year ended December 31, 2009.

The Predecessor ceased accruing interest on all unsecured debt subject to compromise, including the convertible subordinated notes, since the amount of the allowed claim for the convertible subordinated notes was known as of December 31, 2009. The balance of convertible subordinated notes was $48.3 million as of December 31, 2009, including $0.5 million of Original Notes, and this amount, along with unpaid interest of $1.3 million related to the convertible subordinated notes, was included in liabilities subject to compromise in the accompanying consolidated balance sheet.

At the time that the Predecessor issued the Amended Notes, the underlying terms contained contingent interest rate adjustments that could have caused interest to vary in future periods depending on the outstanding balance of Amended Notes. The estimated fair value of the contingent interest rate derivative instrument was measured at each subsequent reporting date. As of December 31, 2009, no value was attributed to this derivative. The changes in fair value for the years ended December 31, 2009 and 2008 represented gains of $1.8 million and $3.3 million, respectively, which are included in the accompanying consolidated statement of operations as a component of interest expense, net.

The debt issuance costs and discount amounts corresponding to the convertible subordinated notes had been amortized over the remaining contractual term of the Amended Notes, which was accelerated pursuant to the terms of the convertible subordinated notes and the resulting classification as a current liability beginning with the quarter ended March 31, 2009. However, the Predecessor ceased amortization of these assets as of December 19, 2009 since subsequent to the Petition Date, interest expense was only recognized to the extent it would be paid. For the years ended December 31, 2009 and 2008, the amortization of these debt issuance costs was $0.3 million and $0.6 million, respectively, and of the debt discount was $0.6 million and $0.9 million, respectively. The Predecessor wrote off the remaining balance of deferred financing costs and debt discount in the fourth quarter of 2009 since the amount of the allowed claim for the convertible subordinated notes was known as of December 31, 2009.

In accordance with the Emergence Plan, all of the obligations of the Predecessor with respect to the convertible subordinated notes were terminated and these notes were cancelled on the Emergence Date.

13. Interest Rate Swap (Predecessor)

In June 2007, the Predecessor entered into an amortizing interest rate swap agreement through September 2012 with an initial notional amount of $1,067.5 million on which the Predecessor paid a fixed rate of 5.394% and received a variable rate from the counterparty based on a three-month London Inter-Bank Offered Rate (“LIBOR”), for which measurement and settlement was performed quarterly.

The interest rate swap fair value was derived from the present value of the difference in cash flows based on the forward-looking LIBOR yield curve rates as compared to the Company’s fixed rate applied to the hedged amount through the term of the agreement less adjustments for credit risk. As part of the fair value determination of the interest rate swap, the Predecessor evaluated its default risk and credit spread compared to the swap counterparty’s credit spread and adjusted the fair value of the interest rate swap liability to account for the Predecessor’s nonperformance risk. Changes in the fair value of the interest rate swap liability during the years ended December 31, 2009 and 2008 were net gains of $9.6 million and $82.4 million, respectively, including the impact of the credit default risk, and were recognized as a component of interest expense, net.

The liability under the interest rate swap agreement of $72.8 million was converted to a component of senior debt as of the Petition Date and was included in liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2009.

14. Stockholders’ Equity

Successor

Pursuant to the Emergence Plan and upon the Company’s emergence from bankruptcy, the Company issued three forms of equity: class A common stock (currently traded over-the-counter under the symbol “CDELA”); class B common stock (currently traded over-the-counter under the symbol “CDELB”); and warrants to purchase shares of class B common stock (the “Special Warrants”) (currently traded over-the-counter under the symbol “CDDGW”). As of its emergence from bankruptcy, the Company issued approximately 3.0 million shares of class A common stock; approximately 16.7 million shares of class B common stock and approximately 25.4 million Special Warrants.

The Company is authorized to issue up to 100 million shares of class A common stock, of which approximately 4.5 million shares were issued and outstanding as of December 31, 2010. This includes the remaining 1.2 million nonvested shares of class A common stock granted in August 2010 (see Note 15). Each holder of class A common stock has unlimited voting rights and is entitled to one vote for each share and shall vote, together with the holders of class B common stock, as a single class with respect to the limited number of matters which may be submitted to a vote of the holders of common stock and for which the holders of class B common stock are entitled to vote.

The Company is authorized to issue up to 100 million shares of class B common stock, of which approximately 18.1 million shares were issued and outstanding as of December 31, 2010. Holders of class B common stock have certain limitations on their voting rights, but are entitled to vote on most material matters involving the Company, including material asset sales, business combinations or recapitalizations. Each holder of class B common stock is entitled to a separate class vote on any amendment or modification of any specific rights or obligations of the holders of class B common stock that does not similarly affect the rights or obligations of the holders of class A common stock. If certain specific actions are submitted to a vote of the holders of common stock, each share of class B common stock shall be entitled to vote with class A common stock, with each share of common stock having one vote and voting together with the class A common shares as a single class. Each share of class B common stock may be converted into one share of class A common stock by the holder, provided that such holder does not have an attributable interest in another entity that would cause the Company to violate applicable FCC multiple ownership rules and regulations.

As of the Emergence Date, the Company issued Special Warrants to purchase up to an aggregate of approximately 25.4 million shares of class B common stock to certain holders of senior claims and general unsecured claims, of which 23.7 million Special Warrants were outstanding as of December 31, 2010. The Special Warrants have a 20-year term and will expire on June 3, 2030. The conversion of the Special Warrants is subject to the Company’s compliance with applicable FCC regulations. Each Special Warrant to purchase class B common stock may be exercised prior to its expiration date at the minimal exercise price, which is the $0.001 per share par value of the class B common stock, provided that ownership of the Company by the holder does not cause the Company to violate applicable FCC rules and regulations surrounding foreign ownership of broadcasting licenses.

The Company is authorized to issue up to 50 million shares of preferred stock. No preferred shares were issued as of December 31, 2010.

The holders of shares of class A and B common stock, including holders under the Citadel Broadcasting Corporation 2010 Equity Incentive Plan (the “2010 EI Plan”) as more fully described at Note 15, as well as warrant holders, participate in any dividends ratably on a per share basis, provided that no such distribution shall be made to holders of Special Warrants, class A common stock and class B common stock if (i) an FCC ruling, regulation or policy prohibits such distribution to holders of warrants or (ii) the Company’s FCC counsel opines that such distribution is reasonably likely to cause (a) the Company to violate any applicable FCC rules or regulations or (b) any such holder of Special Warrants to be deemed to hold an attributable interest in the Company.

Equity Held in Reserve

Holders of unsecured claims, including the secured lenders’ deficiency claim in the stipulated amount of $267.2 million and the claims of the Predecessor’s convertible subordinated noteholders, received a pro rata share of (i) 10% of Successor equity (subject to dilution for distributions of equity under the Successor’s equity incentive program) and (ii) $36.0 million in cash. Once the allowed amount of an unsecured claim is determined through settlement or by Bankruptcy Court order, the claimant is entitled to a distribution as provided for by the Emergence Plan. As of December 31, 2010, 4.1 million units of equity and $32.2 million in cash had been distributed to holders of allowed unsecured claims that totaled $320.9 million, and approximately 478,000 shares of Successor equity and $3.8 million of cash were held in reserve to satisfy remaining allowed, disputed or unreconciled unsecured claims. Shares held in reserve are not designated as class A common stock or class B common stock until issuance. The Successor equity held in reserve to be disbursed on account of unsecured claims is separately identified in the accompanying consolidated balance sheet as of December 31, 2010. If sufficient excess shares of equity and cash remain in reserve after resolution of all disputed unsecured claims, such shares and cash will be distributed to the claimants with allowed unsecured claims pro-rata, based on the number of shares and cash they received pursuant to the Emergence Plan.

Predecessor

Citadel Broadcasting Corporation was incorporated in Delaware in 1993 and was initially capitalized by partnerships affiliated with FL&Co. in connection with a leveraged buyout transaction. The Predecessor’s initial public offering registration statement with the Securities and Exchange Commission was declared effective on July 31, 2003. The Predecessor issued 151.7 million shares of its common stock to TWDC’s stockholders in connection with the ABC Merger. In connection with the Company’s reorganization and emergence from bankruptcy, all shares of common stock of the Predecessor outstanding prior to the Emergence Date were cancelled pursuant to the Emergence Plan.

15. Stock-Based Compensation

The cost of the Company’s share-based payments to employees is recognized in the financial statements based on their fair values measured at the grant date, or the value determined based on subsequent modification, over the requisite service period. At the date of grant, the Company estimates the number of equity awards granted that are expected to be forfeited and subsequently adjusts the estimated forfeitures to reflect actual forfeitures when recording compensation cost for equity awards.

Successor

The Company adopted the 2010 EI Plan via approval of the Bankruptcy Court, effective as of June 3, 2010, which was amended on June 9, 2010. The 2010 EI Plan provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, performance awards, restricted stock units, restricted stock and other stock awards (collectively, the “Awards”).

The aggregate number of shares of common stock available for delivery pursuant to Awards granted under the 2010 EI Plan is 10,000,000 shares, which may be either shares of the Company’s common stock or Special

Warrants. To the extent shares subject to an Award are not issued or delivered by reason of (i) the expiration, cancellation, forfeiture or other termination of an Award, (ii) the withholding of such shares in satisfaction of applicable taxes or (iii) the settlement of all or a portion of an Award in cash, then such shares will again be available for issuance under the 2010 EI Plan. The aggregate number of shares available for issuance under the 2010 EI Plan is subject to adjustment in connection with certain types of corporate events, including, but not limited to, a recapitalization, extraordinary dividend, stock split, spin-off or merger. As of December 31, 2010, the total number of shares that remain authorized, reserved, and available for issuance under the 2010 EI Plan was approximately 5,500,000.

In August 2010, the Successor’s board of directors approved a grant to employees of the Successor under the 2010 EI Plan, of approximately 3.7 million non-vested shares of class A common stock, which are scheduled to vest in two equal annual installments. The fair value of the grant will be recognized as stock-based compensation of the Successor over the vesting period based upon the trading price of the shares on the grant date. In early November 2010, certain members of senior management and the board of directors elected to voluntarily forfeit approximately 2.5 million shares of nonvested stock previously granted by the Company. These forfeited nonvested shares were replaced with options to purchase approximately 3.3 million shares of class A common stock, the terms of which are governed by the 2010 EI Plan. The forfeiture of nonvested shares and subsequent issuance of stock options to these individuals was accounted for as a modification of the original award. No incremental stock-based compensation expense was recognized related to the modification since the fair value of the replacement stock options did not exceed the fair value of the nonvested shares of common stock originally granted.

Total stock-based compensation expense for the period from June 1, 2010 through December 31, 2010 was $18.0 million, on a pre-tax basis. The associated tax benefit for the period from June 1, 2010 through December 31, 2010 was $7.2 million.

As of December 31, 2010, unrecognized pre-tax stock-based compensation expense was approximately $59.5 million and is expected to be recognized over a weighted average period of approximately 1.4 years.

The following table summarizes the Successor’s stock option activity for the period from June 1, 2010 through December 31, 2010:

	Options (in thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Options of Common Stock
Outstanding as of June 1, 2010	—	$—
Granted	3,267	29.00
Exercised	—	—
Forfeited	—	—
Cancelled	—	—

Outstanding as of December 31, 2010	3,267	$29.00	9.4	$5,512

Vested or expected to vest as of December 31, 2010 (1)	3,191	$29.00	9.4	$5,384

Exercisable as of December 31, 2010	—	$—	—	$—

(1)	Options expected to vest represents the options outstanding reduced for estimated forfeitures.

For accounting purposes, the weighted average grant-date fair value of options granted during the period from June 1, 2010 through December 31, 2010 was $23.00 per share due to the modification of the original award, and no options were exercised during the same period.

The Successor’s activity related to shares of nonvested stock for the period from June 1, 2010 through December 31, 2010 is summarized as follows:

	Number of Nonvested Share Awards (in thousands)	Weighted- Average Grant Date Fair Value
Shares of Nonvested Class A Common Stock Awards
Nonvested awards as of June 1, 2010	—	$—
Granted	3,735	23.00
Awards vested	—	—
Forfeited	(2,528)	23.00

Nonvested awards as of December 31, 2010	1,207	$23.00

There were no nonvested shares of common stock that vested during the period from June 1, 2010 through December 31, 2010.

Predecessor

Nonvested shares of the Predecessor’s common stock and stock options to purchase shares of the Predecessor’s common stock were generally granted under the Citadel Broadcasting Corporation Amended and Restated 2002 Stock Option and Award Plan (the “2002 Stock Option and Award Plan”). However, pursuant to the Emergence Plan, the 2002 Stock Option and Award Plan was terminated as of the Emergence Date and all share-based payments previously granted thereunder were canceled as of the Emergence Date. As of May 31, 2010, approximately 7.5 million stock options and 1.4 million nonvested shares were outstanding.

The Predecessor issued no share-based payments during the five months ended May 31, 2010. There were no options exercised during the period from January 1, 2010 through May 31, 2010 or for the years ended December 31, 2009 and 2008. The total fair value of awards of nonvested shares of common stock that vested during the period from January 1, 2010 through May 31, 2010 and for the years ended December 31, 2009 and 2008 was $2.9 million, $8.2 million and $20.4 million, respectively.

Total stock-based compensation expense for the period from January 1, 2010 through May 31, 2010 and for the years ended December 31, 2009 and 2008 was $1.9 million, $10.5 million and $14.0 million, respectively, on a pre-tax basis. No tax benefit was recognized with respect to the expense for the period from January 1, 2010 through May 31, 2010 and for the year ended December 31, 2009 since there was a valuation allowance against the Company’s deferred tax asset as of December 31, 2009. The associated tax expense for the year ended December 31, 2008 was $5.2 million. The expense for the year ended December 31, 2008 includes an $8.5 million non-cash write down of the Company’s deferred tax asset for the excess of stock-based compensation expense recorded over the amount of such compensation costs deductible for income tax purposes upon vesting of these stock-based awards.

16. Income Taxes

Income tax expense (benefit)

The components of the income tax expense (benefit) for the Successor period from June 1, 2010 through December 31, 2010 and the Predecessor period from January 1, 2010 through May 31, 2010 and years ended December 31, 2009 and 2008 are as follows:

	Successor	Predecessor
	Period from June 1, 2010 through December 31, 2010	Period from January 1, 2010 through May 31, 2010	Years Ended December 31,
			2009	2008
		(in thousands)
Current tax expense (benefit):
Federal	$73	$5	$(9,372)	$9,066
State	1,423	583	792	4,423

	1,496	588	(8,580)	13,489
Deferred tax benefit:
Federal	1,508	4,577	(220,226)	(162,900)
State	4,549	572	(25,291)	(13,268)

	6,057	5,149	(245,517)	(176,168)

Total income tax expense (benefit)	$7,553	$5,737	$(254,097)	$(162,679)

Reconciliations of the income tax expense (benefit) to the tax expense (benefit) calculated by applying the federal statutory rate of 35% to the income (loss) before income taxes for the Successor period from June 1, 2010 through December 31, 2010 and the Predecessor period from January 1, 2010 through May 31, 2010 and years ended December 31, 2009 and 2008 are as follows:

	Successor	Predecessor
	Period from June 1, 2010 through December 31, 2010	Period from January 1, 2010 through May 31, 2010	Years Ended December 31,
			2009	2008
		(in thousands)
Federal statutory rate applied to the income
(loss) from continuing operations before income taxes	$2,020	$376,405	$(363,110)	$(396,374)
State tax expense (benefit), net of federal tax	4,850	1,814	(34,564)	(30,723)
Non-deductible compensation	704	857	2,212	1,783
Restructuring costs	(1,934)	11,151	3,335	—
Other permanent differences	666	440	773	2,338
Change in federal and state valuation allowance	(470)	(68,709)	83,156	131,888
Non-taxable restructuring gain	—	(322,630)	—	—
Non-deductible goodwill	—	—	51,895	119,249
State rate change	906	—	224	(1,369)
Excess book stock compensation	113	6,252	2,609	8,483
Other permanent differences	698	157	(627)	2,046

	$7,553	$5,737	$(254,097)	$(162,679)

Successor

For the period from June 1, 2010 through December 31, 2010, the Company recognized an income tax expense of $7.6 million based on income before taxes of $5.8 million resulting in an effective tax rate of 130.9%.

This effective rate differed from the federal rate of 35% primarily due to state tax expense net of federal benefit, non-deductible restructuring costs, certain non-deductible compensation costs, and other non-deductible expenses.

Predecessor

For the period from January 1, 2010 through May 31, 2010, the Company recognized an income tax expense of $5.7 million based on income before taxes of $1,075.4 million resulting in an effective tax rate of 0.5%. Excluding the valuation benefit of approximately $68.7 million and restructuring gain of approximately $921.8 million, for which no income tax expense was recognized, income before taxes would have been $153.6 million and tax expense would have been $74.4 million, resulting in an effective rate of 48.5%. This rate differs from the federal tax rate of 35% primarily due to a $6.3 million non-cash write-down of the Company’s deferred tax asset related to stock–based compensation expense as discussed below, state tax expense net of federal benefit and non-deductible restructuring costs. In the first quarter of 2010, time-vesting nonvested shares vested and the Company recognized a $1.5 million non-cash write down of its deferred tax asset for the excess of stock-based compensation expense recorded over the amount of such compensation costs deductible for income tax purposes upon vesting of the stock-based awards. An additional $4.8 million non-cash write down of the Company’s deferred tax asset was recognized in the second quarter primarily due to the Company’s emergence from Chapter 11 Proceedings.

For the year ended December 31, 2009, the Company recognized an income tax benefit of $254.1 million based on a loss before income taxes of $1,037.5 million. Excluding the valuation allowance charge of approximately $83.2 million and asset impairment charge of approximately $985.7 million and the tax benefit associated with this charge of approximately $327.2 million, which was adversely impacted by the impairment of non-deductible goodwill, loss before income taxes would have been $51.8 million and tax benefit would have been $10.1 million, resulting in an effective tax rate of 19.5%. This effective rate differs from the federal tax rate of 35% as the result of a $2.6 million non-cash write-down of the Company’s deferred tax asset related to stock-based compensation expense as discussed below, state tax benefit net of federal expense, non-deductible restructuring costs, certain non-deductible compensation costs, and other non-deductible expenses. In the first quarter of 2009, the compensation committee of the Company’s board of directors determined that specified performance goals were achieved for certain of the outstanding stock-based awards. In addition, time-vesting nonvested shares vested during the year ended December 31, 2009, and the Company recognized a $2.6 million non-cash write down of its deferred tax asset for the excess of stock-based compensation expense recorded over the amount of such compensation costs deductible for income tax purposes upon vesting of the stock-based awards.

For the year ended December 31, 2008 the Company recognized an income tax benefit of $162.7 million based on a loss before income taxes of $1,132.5 million. Excluding the valuation allowance charge of $131.9 million and asset impairment charge of $1,208.2 million and the tax benefit associated with this charge of approximately $338.9 million, which was adversely impacted by the impairment of non-deductible goodwill, income before taxes would have been $75.7 million and tax expense would have been $44.3 million, resulting in an effective tax rate of 58.5%. This effective rate differs from the federal tax rate of 35% as the result of an $8.5 million non-cash write-down of the Company’s deferred tax asset related to stock-based compensation expense as discussed below, state tax benefit, net of federal expense, certain non-deductible compensation costs, and other non-deductible expenses. In the first quarter of 2008, the compensation committee of the Company’s board of directors determined that specified performance goals were achieved for certain of the outstanding stock-based awards. In addition, time-vesting nonvested shares vested during the year ended December 31, 2008, and the Company recognized an $8.5 million non-cash write down of its deferred tax asset for the excess of stock-based compensation expense recorded over the amount of such compensation costs deductible for income tax purposes upon vesting of the stock-based awards.

Deferred tax assets (liabilities)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets, liabilities and the valuation allowance at December 31 are as follows:

	Successor	Predecessor
	December 31, 2010	December 31, 2009
	(in thousands)
Deferred tax assets:
Receivables, principally due to allowance for doubtful accounts	$2,839	$3,234
Net operating loss carryforwards	79,217	28,933
Accrued liabilities and other obligations not currently deductible	18,794	17,041
Compensation/benefits related	11,969	6,252
Hedging transaction	—	27,047
Property and equipment	—	792
Intangible assets	—	131,450
Other	10,326	13,193

Total deferred tax assets	123,145	227,942
Valuation allowance	(5,729)	(214,610)

Net deferred tax assets	117,416	13,332
Deferred tax liabilities:
Property and equipment	(48,082)	(42,957)
Intangible assets	(252,162)	(150,170)
Cancellation of debt income	(62,305)	—
Other	(298)	(62)

Total deferred tax liabilities	(362,847)	(193,189)

Net deferred tax liabilities	$(245,431)	$(179,857)

At December 31, 2010, the Company has approximately $225.7 million of net operating loss carryforwards for federal income tax purposes, $202.0 million net of unrecognized tax benefits. The federal net operating loss carryforwards expire as follows:

Year of Expiration	Net Operating Loss Carryforward
(in millions)
December 31, 2025	$5.5
December 31, 2029	86.4
December 31, 2030	133.8

Total federal loss carryforwards	$225.7

The Company’s Chapter 11 Proceedings resulted in a change of control for purposes of Section 382 of the U.S. Internal Revenue Code of 1986, limiting our ability to utilize approximately $150 million of our net operating losses to offset future federal income tax liabilities. We estimate that the amount of limited net operating losses that we may use in each year through 2030 to offset federal income tax liabilities is approximately $50 million. We expect to increase this amount for certain recognized built-in gains. However, the amount of the increase is uncertain and varies by year.

At December 31, 2010, the Company had approximately $160.3 million in net operating loss carryforwards for state income tax purposes, $137.7 million net of unrecognized tax benefits. These net operating loss carryforwards expire in 2013 through 2030. The determination of the state net operating loss carryforwards is dependent upon the federal net operating loss, apportionment percentages and other respective state laws, which can change year to year and impact the amount of the state net operating loss carryforwards. Utilization of such federal and state net operating losses is subject to certain limitations under federal and state income tax laws.

Management assesses all available positive and negative evidence to evaluate the realizability of the Company’s deferred tax assets. During 2010 management concluded that the expected timing of future reversals of deferred tax liabilities and assets arising from the emergence from bankruptcy provided positive objective evidence on the realizability of the deferred tax assets. Based on this evaluation, as of May 31, 2010, $143.9 million of valuation allowance was reversed in order to recognize the portion of the deferred tax assets that is more likely than not to be realized. This reversal was recognized as a reduction to goodwill as part of the Company’s application of fresh-start reporting. The Company is required to evaluate the recoverability of its deferred tax assets at each reporting period. Changing facts and circumstances in future reporting periods may result in additional valuation allowances being recorded in those periods.

As of December 31, 2010, the Company has an alternative minimum tax (“AMT”) credit carryforward of approximately $2.1 million. AMT credits are available to be carried forward indefinitely and may be utilized against regular federal tax to the extent they do not exceed computed AMT calculations.

Generally for tax purposes, the Company is entitled to a tax deduction, subject to certain limitations, based on the fair value of the underlying equity awards when the restrictions lapse or stock options are exercised. As outlined in Note 15, in December 2010 the Company issued stock options to members of the board and certain management as replacement for awards of restricted stock which had subsequently been rescinded. The Company has accounted for the issuance of these options as a modification of the original restricted stock awards and, accordingly, compensation cost will be based on the value of the restricted stock awards while the ultimate tax deduction will be based on the value of the stock options when exercised. Through December 31, 2010, the Successor Company has recognized pre-tax compensation cost of $18.0 million and a related $7.2 million deferred tax asset for such awards on a cumulative basis. As of December 31, 2010, the Company does not have an available additional paid-in capital pool (as defined pursuant to ASC 718-740-35). Accordingly, absent significant increases of the underlying fair value of the stock options, the Company may be required to immediately recognize a non-cash write down of the deferred tax asset when the restrictions lapse or the stock options are exercised or expire. This adjustment to align compensation cost previously recognized in the financial statements to the amount that is ultimately realized for tax may be material to the future consolidated results of operations when the adjustment occurs.

Uncertain tax positions

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits for the Successor period from June 1, 2010 through December 31, 2010 and the Predecessor period from January 1, 2010 through May 31, 2010 and the years ended December 31, 2009 and 2008:

	Successor	Predecessor
	Period from June 1, 2010 through December 31, 2010	Period from January 1, 2010 through May 31, 2010	Years Ended December 31,
			2009	2008
		(in thousands)
Deferred tax assets:
Unrecognized tax benefit—opening balance	$12,410	$12,217	$10,961	$10,258
Gross increases—tax positions in prior periods	186	66	1,111	574
Gross decreases—tax positions in prior periods	—	—	—	(25)
Gross increases—tax positions in current period	—	127	—	—
Gross increases—tax positions in current period	(4)	—	145	154

Unrecognized tax benefit—ending balance	$12,592	$12,410	$12,217	$10,961

The entire balance of unrecognized tax benefits at December 31, 2010, 2009 and 2008, if recognized, would affect the effective tax rate. No additional significant increases or decreases in unrecognized tax benefit are expected within the next 12 months.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits as income tax expense. Related to the uncertain tax benefits noted above, the Company accrued $0.3 million and $0.2 million of interest during 2010 and 2009, respectively. In total, the Company has recognized a liability for interest related to uncertain tax benefits of $0.6 million, $0.3 million, and $0.1 million as of December 31, 2010, 2009, and 2008, respectively.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company has a number of federal and state income tax years still open for examination as a result of the net operating loss carryforwards. Accordingly, the Company is subject to examination for both U.S. federal and certain state tax return purposes for the years 1993 to present.

17. Earnings per Share

Successor

Basic earnings per share for the period from June 1, 2010 through December 31, 2010 includes the outstanding amount of both class A and class B common stock, as well as Special Warrants, whether outstanding or held in reserve to be issued. All of the components of the Successor’s equity described above are treated equally for accounting purposes, and the distinctions relate solely to certain voting restrictions and conversion mechanisms in order to allow the Company to comply with applicable FCC rules and regulations. Potentially dilutive equivalent shares outstanding for the seven months ended December 31, 2010 include approximately 0.6 million additional shares of the Successor’s class A common stock related to outstanding nonvested shares, which were excluded from the computation of diluted weighted average shares outstanding as their effect was antidilutive due to the net loss reported. There were no potentially dilutive equivalent shares related to stock options for the seven months ended December 31, 2010.

Predecessor

The diluted shares outstanding for the five months ended May 31, 2010 include approximately 1.9 million shares of common stock of the Predecessor related to the conversion of the Predecessor’s convertible subordinated notes. While operating under Chapter 11 of the Bankruptcy Code, the Predecessor was prohibited from paying unsecured pre-petition debts, including the convertible subordinated notes and interest thereon. Therefore, for the five months ended May 31, 2010, there was no related interest expense to consider in the calculation of the Predecessor’s diluted shares. Potentially dilutive equivalent shares related to the conversion of the Predecessor’s convertible subordinated notes into 1.9 million and 8.0 million shares of common stock of the Predecessor for the years ended December 31, 2009 and 2008, respectively, along with the related interest expense impact, net of tax, were excluded from the computation of diluted weighted average shares outstanding as their effect is antidilutive. There were no potentially dilutive equivalent shares related to stock options or nonvested shares of common stock for the five months ended May 31, 2010 or the years ended December 31, 2009 and 2008.

18. Supplemental Financial Information

Successor

A summary of additions and deductions related to the Successor’s allowance for doubtful accounts for the seven months ended December 31, 2010 is as follows:

	Successor
	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
	(in thousands)
Seven months ended December 31, 2010	$—	$4,361	$—	$4,361

Predecessor

A summary of additions and deductions related to the Predecessor’s allowance for doubtful accounts for the years ended December 31, 2008 and 2009 and for the five months ended May 31, 2010 is as follows:

	Predecessor
	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
	(in thousands)
Year ended December 31, 2008	$8,064	$6,574	$(6,025)	$8,613
Year ended December 31, 2009	8,613	6,231	(6,242)	8,602
Five months ended May 31, 2010	8,602	570	(9,172)	—

19. Fair Value of Financial Instruments

The Company’s financial instruments are measured at fair value on a recurring basis. The related guidance requires, among other things, enhanced disclosures about investments that are measured and reported at fair value and establishes a hierarchical disclosure framework that prioritizes and ranks the level of market price observability used in measuring investments at fair value. The three levels of the fair value hierarchy are described below:

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2—Valuations based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3—Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. As of December 31, 2010 and 2009, all of the Company’s financial instruments were classified as level 3 except for its cash equivalents, which are classified as level 1.

The following tables present the changes in Level 3 instruments measured on a recurring basis for the year ended December 31, 2009 for the Predecessor period from January 1, 2010 through May 31, 2010 and the Successor period from June 1, 2010 through December 31, 2010:

	January 1, 2009	Net realized/unrealized gains included in earnings (a)	Transfers in and/or out of Level 3 (b)	December 31, 2009
	(in thousands)
Financial Liabilities:
Contingent interest derivative	$1,770	$(1,770)	$—	$—
Interest rate swap	82,355	(9,578)	(72,777)	—

Total liabilities	$84,125	$(11,348)	$(72,777)	$—

	Predecessor		Successor
	January 1, 2010	Additions (c)	Expense items recognized	December 31, 2010
	(in thousands)
Financial Liabilities:
SERP liability	$—	$10,510	$967	$11,477

(a)	Earnings impact is included in the interest expense, net caption of the accompanying consolidated statements of operations.

(b)	As of the Petition Date, the liability of $72.8 million outstanding under the interest rate swap agreement was converted to a component of senior debt.

(c)	The initial establishment of the Company’s liability under the SERP was valued at $10.5 million and is included in reorganization items, net in the accompanying consolidated statement of operations of the Predecessor.

The following summary presents a description of the methodologies and assumptions used to determine the estimated fair values for the Company’s significant financial instruments.

Cash Equivalents: As of December 31, 2010, cash equivalents represent amounts held in a mutual fund that invests in short-term United States Treasury funds or other short-term instruments backed by the United States government. Due to the short-term nature of these investments, the carrying value is assumed to approximate fair value.

Accounts Receivable, Accounts Payable and Accrued Liabilities: The carrying amount is assumed to be the fair value because of the liquidity or short-term maturity of these instruments.

Senior Debt: Based on available evidence, including certain trading prices, the estimated fair value of the Term Loan as of December 31, 2010 approximates its carrying value of $350.0 million. Based on evidence available as of that date, including average trading prices, the estimated fair value of the Predecessor Senior Credit and Term Facility at December 31, 2009 was $1,586.8 million compared to the Predecessor’s carrying value of $2,144.4 million at December 31, 2009.

Senior Notes: Based on available evidence, including certain trading prices, the estimated fair value of the Senior Notes at December 31, 2010 approximates its carrying value of $400.0 million.

Subordinated Debt and Convertible Subordinated Notes: Based on available evidence, including average trading prices, the estimated fair value of the Predecessor’s convertible subordinated notes at December 31, 2009 was $2.4 million compared to the Predecessor’s carrying value of $48.3 million at December 31, 2009.

Other Long-Term Liabilities, including the SERP: The Company’s liability under the SERP was initially recorded at its estimated fair value as of the Fresh-Start Date. The Company evaluates the estimated fair value of the SERP liability as of each reporting date to determine if any significant changes have occurred in the underlying assumptions. Any change in the fair value is recognized in the statement of operations at the time of adjustment. The terms of the Company’s other long-term liabilities approximate the terms in the marketplace. Therefore, the fair value approximates the carrying value of these financial instruments.

20. Reportable Segments

The Company operates two reportable segments, Radio Markets and Radio Network, as there is discrete financial information available for each segment and the segment operating results are reviewed by the chief operating decision maker. The Radio Markets’ revenue is primarily derived from the sale of broadcasting time to local, regional and national advertisers. Revenue for the Radio Network is generated primarily through national advertising. The Company presents segment operating income (“SOI”) as the primary measure of profit and loss for its operating segments. SOI is defined as operating income by segment adjusted to exclude depreciation and amortization, local marketing agreement fees, asset impairment and disposal charges, non-cash amounts related to contractual obligations, non-cash compensation, corporate general and administrative expenses, and other, net. The Company believes the presentation of SOI is relevant and useful for investors because it allows investors to view segment performance in a manner similar to a primary method used by the Company’s management and enhances their ability to understand the Company’s operating performance.

	Successor	Predecessor
	Period from June 1, 2010 through December 31, 2010	Period from January 1, 2010 through May 31, 2010	Years Ended December 31,

			2009	2008
		(in thousands)
Net revenue:
Radio Markets	$382,011	$247,112	$604,120	$688,815
Radio Network	64,924	50,324	123,839	181,798

Intersegment revenue:
Radio Markets	$(2,793)	$(2,012)	$(4,339)	$(7,492)
Radio Network	—	—	—	—

Net revenue	$444,142	$295,424	$723,620	$863,121

SOI:
Radio Markets	$160,591	$94,023	$214,942	$261,405
Radio Network	9,518	8,027	3,559	28,539
Corporate general and administrative	(26,394)	(8,929)	(26,320)	(32,049)
Local marketing agreement fees	(379)	(455)	(1,027)	(1,334)
Asset impairment and disposal charges	—	—	(985,653)	(1,208,208)
Non-cash amounts related to contractual obligations	—	—	—	(21,440)
Non-cash compensation expense	(4,198)	(1,311)	(5,400)	(7,354)
Depreciation and amortization	(58,564)	(11,365)	(35,599)	(45,264)
Other, net	(7,486)	(854)	(6,841)	1,688

Operating income (loss)	73,088	79,136	(842,339)	(1,024,017)

Reorganization items, net	—	(1,014,077)	4,556	—
Interest expense, net	45,365	17,771	190,175	211,818
Extinguishment of debt	20,969	—	(428)	(114,736)
Write-off of deferred financing costs and debt discount upon extinguishment of debt	984	—	814	11,399

Income (loss) before income taxes	5,770	1,075,442	(1,037,456)	(1,132,498)
Income tax expense (benefit)	7,553	5,737	(254,097)	(162,679)

Net (loss) income	$(1,783)	$1,069,705	$(783,359)	$(969,819)

Asset impairment and disposal charges
Radio Markets	$—	$—	$912,577	$1,188,338
Radio Network	—	—	73,076	19,870

Total asset impairment and disposal charges	$—	$—	$985,653	$1,208,208

	Successor	Predecessor
	Period from June 1, 2010 through December 31, 2010	Period from January 1, 2010 through May 31, 2010	Years Ended December 31,

			2009	2008
		(in thousands)
Non-cash amounts related to contractual obligations
Radio Markets	$—	$—	$—	$21,440
Radio Network	—	—	—	—

Total non-cash amounts related to contractual obligations	$—	$—	$—	$21,440

Segment local marketing agreement fees:
Radio Markets	$379	$455	$1,027	$1,334
Radio Network	—	—	—	—

Total segment local marketing agreement fees	$379	$455	$1,027	$1,334

Segment non-cash compensation expense:
Radio Markets	$3,719	$1,143	$4,064	$5,170
Radio Network	479	168	1,336	2,184

Total segment non-cash compensation expense	$4,198	$1,311	$5,400	$7,354

Segment depreciation and amortization:
Radio Markets	$50,764	$8,370	$22,434	$25,719
Radio Network	7,800	2,995	13,165	19,545

Total segment depreciation and amortization	$58,564	$11,365	$35,599	$45,264

	Successor	Predecessor
	December 31, 2010	December 31, 2009
	(in thousands)
Identifiable assets:
Radio Markets, exclusive of goodwill shown separately below	$1,416,723	$964,580
Goodwill	719,229	292,563

Total Radio Markets identifiable assets	$2,135,952	$1,257,143

Radio Network, exclusive of goodwill shown separately below	$103,130	$77,435
Goodwill	44,620	29,413

Total Radio Network identifiable assets	$147,750	$106,848

Corporate and other identifiable assets	$124,412	$53,998

Total assets	$2,408,114	$1,417,989

The following table presents the gross amount of goodwill and the accumulated asset impairment and disposal charges for the Company’s two reportable segments, Radio Markets and Radio Network, for the year ended December 31, 2009, the five months ended May 31, 2010 and the seven months ended December 31, 2010:

	Radio Markets	Radio Network
	(in thousands)
Balance as of January 1, 2009 (Predecessor):
Goodwill	$1,784,918	$190,279
Accumulated asset impairment and disposal charges	(1,352,019)	(130,379)

Goodwill net of impairment as of January 1, 2009 (Predecessor)	$432,899	$59,900

Asset impairment and disposal charges	(140,336)	(30,487)

Balance as of January 1, 2010 (Predecessor):
Goodwill	$1,784,918	$190,279
Accumulated asset impairment and disposal charges	(1,492,355)	(160,866)

Goodwill net of impairment as of January 1, 2010 (Predecessor)	$292,563	$29,413

Elimination of Predecessor goodwill as of May 31, 2010	(1,784,918)	(190,279)
Elimination of Predecessor goodwill impairment as of May 31, 2010	1,492,355	160,866
Goodwill from application of fresh-start reporting as of May 31, 2010	719,229	44,620

Balance as of December 31, 2010 (Successor):
Goodwill	$719,229	$44,620
Accumulated asset impairment and disposal charges	—	—

Goodwill net of impairment as of December 31, 2010 (Successor)	$719,229	$44,620

21. Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, or other sources are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated.

Effective December 31, 2009, the Company’s radio music license agreements with the two largest performance rights organizations, American Society of Composers, Authors and Publishers (“ASCAP”) and Broadcast Music, Inc. (“BMI”), expired. The Radio Music License Committee (“RMLC”), which negotiates music licensing fees for most of the radio industry with ASCAP and BMI, had reached an agreement with these organizations on a temporary fee schedule that reflects a provisional discount of 7.0% against 2009 fee levels. The temporary fee reductions became effective in January 2010. Absent an agreement on long-term fees between the RMLC and ASCAP and BMI, the U.S. District Court in New York has the authority to make an interim and permanent fee ruling for the new contract period. In May 2010 and June 2010, the U.S. District Court’s judges charged with determining the licenses fees ruled to further reduce interim fees paid to ASCAP and BMI, respectively, down approximately another 11.0% from the previous temporary fees negotiated with the RMLC. When the license fee negotiations are finalized, the rate will be retroactive to January 1, 2010, and the amounts could be greater or less than the temporary fees and could be material to the Company’s financial results and cash flows. John Sander is currently the chairman of the board of directors of both the Company and BMI.

Litigation

On December 20, 2009, the Debtors filed voluntary petitions in the Bankruptcy Court seeking relief under the Bankruptcy Code. Upon commencement of the Chapter 11 Proceedings, the Debtors also announced that they had reached an accord with over 60% of their senior secured lenders on the terms of a pre-negotiated financial restructuring that sought to extinguish approximately $1.4 billion of indebtedness. Specifically, the Company entered into a letter agreement, effective as of December 20, 2009 (the “Emergence Plan Support Agreement”), with over 60% of the holders of the Company’s secured debt issued pursuant to the Predecessor Senior Credit and Term Facility.

On December 21, 2009, the Company announced that the Bankruptcy Court granted all of the Company’s “first day” motions and applications, which allowed the Company to satisfy its obligations with cash on hand and pay employee wages, salaries and benefits, among other things, without interruption during the course of the restructuring.

On February 3, 2010, the Debtors filed with the Bankruptcy Court a proposed joint plan of reorganization and a related disclosure statement pursuant to Chapter 11 of the Bankruptcy Code. On March 15, 2010, the Debtors filed with the Bankruptcy Court a First Modified Joint Plan of Reorganization and the related disclosure statement pursuant to Chapter 11 of the Bankruptcy Code.

On March 15, 2010, the Bankruptcy Court approved the disclosure statement and authorized the Company to begin soliciting votes on the Emergence Plan.

On May 10, 2010, the Debtors filed the second modified Emergence Plan, reflecting certain technical, nonmaterial modifications to the first modification. Objections to the Debtors’ Emergence Plan were filed with the Bankruptcy Court by several stockholders, and on May 12, 2010, the Bankruptcy Court commenced a multi-day hearing, which ended on May 17, 2010 with the Bankruptcy Court confirming the Debtors’ Emergence Plan.

On May 19, 2010, (the “Confirmation Date”), the Bankruptcy Court entered the Confirmation Order confirming the Emergence Plan, and on May 26, 2010, the FCC granted the long form applications for transfer of control of the Company’s FCC licenses to the new stockholders of the company.

On June 3, 2010, the Debtors consummated their reorganization, and the Emergence Plan became effective. The distribution of securities of the new reorganized successor to the Company under the Emergence Plan was made on the Emergence Date. Under the Emergence Plan, the Debtors distributed three forms of equity: class A common stock; class B common stock; and the special warrants.

In October 2010, R2 Investment, LDC (“R2”), a stockholder of the Company, filed a motion in the Bankruptcy Court requesting the Company be directed to revoke awards of restricted common stock granted in August 2010 to certain members of the Company’s senior management and its board of directors and instead issue stock options, as R2 contended was required by the Emergence Plan. In early November 2010, certain members of the Company’s senior management and its board of directors elected to voluntarily forfeit approximately 2.5 million shares of restricted stock that were granted in August 2010. Based upon (i) the relinquishment of the restricted stock by the named executive officers and the Company’s board of directors and (ii) the Company’s intent to replace the forfeited shares with options to purchase approximately 3.3 million shares of class A common stock, the terms of which are governed by the Emergence Plan, R2 withdrew its motion without prejudice. The forfeiture of restricted stock and subsequent issuance of stock options to these individuals was accounted for as a modification of the original award. For more information see Notes 14 and 15.

Pursuant to the Bankruptcy Code, pre-petition claims (including secured, unsecured, priority and administrative claims) of the Debtors are evidenced in the schedules of liabilities filed by the Debtors with the Bankruptcy Court and by proofs of claim filed by creditors. The process to resolve these claims continues until all pre-petition claims are resolved. In connection with resolving these claims, while not expected, certain claims could result in additional expense or income in the Successor’s financial statements if actual results differ from estimated liabilities, and such additional expense or income could be material.

The Company is involved in certain other claims and lawsuits arising in the ordinary course of its business. The Company believes that such litigation and claims will be resolved without a material adverse impact on its results of operations, cash flows or financial condition.

Lease Commitments

The Company leases certain studio buildings, tower sites, transmitters and equipment, vehicles and office equipment. The following is a schedule by year of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2010:

Year Ended	Commitments	Sublease Rentals	Net Lease Commitments
2011	$18,645	$(1,278)	$17,367
2012	17,346	(1,174)	16,172
2013	15,902	(951)	14,951
2014	13,384	(669)	12,715
2015	9,304	(501)	8,803
Thereafter	44,733	(6,407)	38,326

	$119,314	$(10,980)	$108,334

Total rental expense was approximately $11.7 million for the Successor period from June 1, 2010 through December 31, 2010 and approximately $8.2 million, $21.5 million and $20.8 million for the Predecessor period from January 1, 2010 through May 31, 2010 and the years ended December 31, 2009 and 2008, respectively.

Contractual Commitments

The Company has entered into binding contracts in the normal course of business related to sports broadcasting, employment of personnel, and other goods and services utilized in our operations.

Defined Contribution Plan

The Company has a defined contribution 401(k) plan for all employees who are at least 21 years of age. Under the 401(k) plan, eligible employees can contribute up to 80% of their compensation, subject to the maximum contribution allowed by the Internal Revenue Code. Participants vest immediately in their contributions, and participants’ rights to amounts contributed by the Company vest on a graded schedule after five years of service. Participants are credited with one year of service if they work 1,000 hours in a plan year. Each year, for participants who have completed one year of service, the Company may, at the discretion of the board of directors, contribute a matching contribution in an amount equal to a discretionary percentage, not to exceed the participants’ elective deferral. The Company may also make discretionary contributions as approved by the board of directors. Matching contributions by the Company were approximately $1.2 million for the combined Successor period from June 1, 2010 through December 31, 2010 and Predecessor period from January 1, 2010 through May 31, 2010 and none for the years ended December 31, 2009 and 2008.

22. Quarterly Financial Data (unaudited), in thousands, except for share amounts.

	Predecessor		Successor
	Quarter Ended March 31	Period from April 1 through May 31	Period from June 1 through June 30	Quarters Ended
				September 30	December 31
2010:
Net revenue	$165,028	$130,396	$64,027	$188,604	$191,511
Operating income	37,137	41,999	13,984	33,957	25,147
Net income (loss) (a)	11,480	1,058,225	3,130	3,564	(8,477)
Basic net income (loss) per common share	$0.04	$3.98	$0.07	$0.08	$(0.19)

Diluted net income (loss) per common share	$0.04	$3.95	$0.07	$0.08	$(0.19)

Weighted average common shares outstanding—Basic	266,085	265,977	45,625	47,409	45,625

Weighted average common shares outstanding—Diluted	268,005	267,897	45,625	47,409	45,625

	Predecessor
	Quarters Ended
	March 31	June 30	September 30	December 31
2009:
Net revenue	$158,891	$188,061	$183,810	$192,858
Operating income (loss) (b)	14,239	(944,080)	37,969	49,533
Net (loss) income	(5,305)	(758,657)	(21,251)	1,854
Basic net (loss) income per common share	$(0.02)	$(2.88)	$(0.08)	$0.01

Diluted net (loss) income per common share	$(0.02)	$(2.88)	$(0.08)	$0.01

Weighted average common shares outstanding—Basic	263,630	263,815	264,237	264,263

Weighted average common shares outstanding—Diluted	263,630	263,815	264,237	264,263

(a)	The revaluation of assets and liabilities through the application of fresh-start reporting resulted in a net gain of $921.8 million. The restructuring of the Company’s capital structure and resulting discharge of pre-petition debt resulted in a gain of $139.8 million. Both of these amounts were recorded as reorganization items in the Predecessor’s statement of operations for the period from April 1, 2010 through May 31, 2010. The net loss in the Successor’s quarter ended December 31, 2010 was due primarily to net expense of $21.0 million incurred on extinguishment of debt in connection with the refinancing of the Emergence Term Loan Facility.

(b)	The Company conducted an interim impairment test during 2009 in addition to its annual impairment test as of October 1, 2009. As a result, the Company recorded non-cash impairment charges on a pre-tax basis of $985.7 million during the quarter ended June 30, 2009.

23. Subsequent Events

Pending Transaction

On March 10, 2011, the Company entered into a definitive merger agreement with Cumulus Media Inc., a Delaware corporation (“Cumulus”), Cadet Holding Corporation, a Delaware corporation and wholly owned subsidiary of Cumulus (“HoldCo”), and Cadet Merger Corporation, a Delaware corporation and wholly owned subsidiary of HoldCo (“Cumulus Merger Sub”), which provides that, upon completion of the merger of Cumulus Merger Sub into the Company (the “Cumulus Merger”), each outstanding share of class A common stock and class B common stock of the Company (other than shares owned by Cumulus Merger Sub, held in treasury by the Company or pursuant to which a holder has properly exercised and perfected appraisal rights under Delaware law), will, at the election of the holder thereof and subject to proration as described below, be converted into the right to receive (i) $37.00 in cash (the “Cash Consideration”), or (ii) 8.525 shares of class A common stock, par value $0.01 per share, of Cumulus (the “Stock Consideration” and, together with the Cash Consideration, the “Cumulus Merger Consideration”). In addition, holders of warrants to purchase class B common stock of the Company will have the right to elect to have their warrants adjusted at the effective time of the Cumulus Merger to become the right to receive upon exercise the (i) Cash Consideration or (ii) Stock Consideration, subject to proration as described below.

The merger agreement provides that each holder of the Company’s common stock and/or warrants may elect to receive the Cash Consideration or the Stock Consideration for all or any number of such holder’s common stock and/or warrants, however, such elections will be prorated, and consideration adjusted, so that Cumulus will not issue in excess of 151,485,282 shares of Cumulus class A Common Stock (as increased for the exercise of stock options of the Company prior to closing of the Cumulus Merger) or pay in excess of $1,408,728,600 in cash (less the cash value of any dissenting shares and increased for the exercise of Company stock options prior to closing of the Cumulus Merger). In circumstances where holders of common stock and/or warrants of the Company make aggregate elections which exceed either the aggregate available Cash Consideration or aggregate available Stock Consideration, holders of common stock of the Company will receive a combination of Cash Consideration and Stock Consideration pursuant to the terms of the merger agreement. Holders of common stock and/or warrants of the Company who do not make an election will receive the consideration choice selected by the majority of Company stockholders and warrantholders, subject to the proration described above.

Cumulus has obtained equity and debt financing commitments, subject to certain conditions set forth in definitive agreements related to such commitments, for the transactions contemplated by the merger agreement, the proceeds of which, in addition to cash on hand, will be sufficient for Cumulus to pay the cash portion of the aggregate Cumulus Merger Consideration contemplated by the merger agreement and any associated fees and expenses. In connection with the transactions contemplated by the merger agreement, affiliates of Crestview Partners and Macquarie Capital (the “Equity Investors”) have agreed, at or prior to the closing of the Cumulus Merger, to make an equity investment in Cumulus in an amount of up to approximately $500 million on the terms and subject to the conditions set forth in the investment agreements entered into by the Equity Investors and Cumulus in connection with the Cumulus Merger. Certain affiliates of the Equity Investors having guaranteed the respective payment obligations of the termination fees payable by the Equity Investors if the merger agreement is terminated under specified circumstances, pursuant to limited guarantees executed in favor of the Company.

Upon the completion of the Cumulus Merger, the Company would cease to be a publicly reporting company and would cease all filings under the Securities Exchange Act of 1934, as amended.

The Cumulus Merger was unanimously approved by the respective Boards of Directors of the Company and Cumulus. The merger agreement and the transactions contemplated thereby will be submitted to a vote of stockholders of the Company at a special/annual meeting of Company stockholders.

On March 14, 2011, the Company, its board of directors, and Cumulus were named in a putative shareholder class action complaint filed in the District Court of Clark County, Nevada, by a purported Citadel shareholder. On March 23, 2011, these same defendants, as well as Cadet Holding Corporation and Cadet Merger Corporation, were named in a second putative shareholder class action complaint filed in the same court by another purported Citadel shareholder. The complaints allege that the Company’s directors breached their fiduciary duties by approving the Cumulus Merger for allegedly inadequate consideration and following an allegedly unfair sale process. The complaint in the first action also alleges that the Company’s directors breached their fiduciary duties by allegedly withholding material information relating to the Cumulus Merger. The two complaints further allege that the Company and Cumulus aided and abetted the Citadel directors’ alleged breaches of fiduciary duty, and the complaint filed in the second action alleges, additionally, that Cadet Holding Company and Cadet Merger Corporation aided and abetted these alleged breaches of fiduciary duty. The complaints seek, among other things, a declaration that the action can proceed as a class action, an order enjoining the completion of the Cumulus Merger, rescission of the merger, attorneys’ fees, and such other relief as the court deems just and proper. The complaint filed in the second action also seeks rescissory damages. The Company intends to vigorously defend against these actions.

Consummation of the Cumulus Merger is conditioned, among other things, on (i) the adoption of the merger agreement by stockholders of the Company (voting together as a single class), (ii) the absence of certain legal impediments to the consummation of the Cumulus Merger, (iii) the effectiveness of a Form S-4 registration statement to be filed by Cumulus and (iv) the receipt of certain regulatory approvals regarding the transactions contemplated by the merger agreement, including expiration of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976 and approval by the FCC.

Cumulus stockholders who hold in the aggregate approximately 54% of the outstanding voting power of the Cumulus stock have approved the issuance of Cumulus’ shares in connection with the Cumulus Merger and an amendment to Cumulus’ certificate of incorporation in connection with the transactions contemplated by the merger agreement. No further Cumulus stockholder approval is necessary for consummation of the transactions contemplated by the merger agreement.

Completion of the Cumulus Merger is anticipated to occur by the end of 2011, although there can be no assurance the Cumulus Merger will occur within the expected timeframe or at all.

Pursuant to the merger agreement, except as Cumulus may otherwise consent to in writing (which consent will not be unreasonably withheld, conditioned or delayed), the Company has agreed to (i) conduct, in all material respects, its business in the ordinary course; (ii) use commercially reasonable efforts to preserve intact its business organization and significant business relationships and to retain the services of current key officers and key employees; (iii) use commercially reasonable efforts to comply with the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and FCC rules and policies in the operation of its stations; (iv) promptly deliver to Cumulus copies of any material reports or applications filed with the FCC, subject to certain exceptions; (v) promptly notify Cumulus of any inquiry, investigation or proceeding which to its knowledge has been initiated by the FCC relating to its stations, subject to certain exceptions; and (vi) diligently prosecute any pending FCC applications or any other filings necessary or appropriate in other proceedings before the FCC to preserve or obtain any FCC authorization for its stations without material adverse modification, subject to certain exceptions. In addition, under the merger agreement, the Company is not permitted to, without the prior written consent of Cumulus (which consent will not be unreasonably withheld, conditioned or delayed): (a) incur indebtedness, subject to certain exceptions; (b) (i) adjust, split, combine or reclassify any of its capital stock, (ii) make, declare or pay any dividend, or make any other distribution on, or redeem, purchase or otherwise acquire, any shares of its capital stock or any convertible or exchangeable securities, subject to certain exceptions, (iii) grant any stock appreciation rights or rights to acquire shares of its capital stock, other than grants to employees in the ordinary course of business, (iv) issue any additional shares of capital stock, subject to certain exceptions; (c) change certain specified compensation arrangements, subject to certain exceptions; (d) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, subject to certain exceptions; (e) cancel, release, settle or assign any indebtedness or third party claim, action or proceeding, subject to certain exceptions; (f) enter into any local marketing agreement in respect of the programming of any radio or television broadcast station or contract for the acquisition or sale of any radio broadcast station, subject to certain exceptions; (g) enter into any new material line of business, subject to certain exceptions; (h) amend its charter or by-laws or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties; (i) except as required by GAAP or the Securities and Exchange Commission as concurred in by its independent auditors or in the ordinary course of business, make any material change in its methods or principles of accounting or make or change any material tax election; (j) enter into or amend in any material respect or waive any of its material rights under specified contracts, subject to certain exceptions; (k) adopt or recommend a plan of dissolution, liquidation, recapitalization, restructuring or other reorganization; (l) except as required by law, enter into or amend in any material respect any collective bargaining agreement; or (m) agree to take, make any commitment to take, or adopt specified resolutions of its board of directors. These constraints could significantly impact the Company’s operations and business strategy as discussed in this report prior to the consummation of the proposed Cumulus Merger or the termination of the merger agreement.

License renewal applications may be pending before the FCC at the time the Cumulus Merger occurs. Pursuant to the merger agreement, Cumulus has agreed to request that the FCC apply its policy permitting license assignments and transfers in transactions involving multiple markets to proceed, notwithstanding the pendency of one or more license renewal applications. Under this policy, Cumulus will agree to assume the position of the Company with respect to any pending renewal applications, and to assume the risks relating to such applications.

The closing of the Cumulus Merger would constitute a “change in control” as defined in the Credit Agreement, which would be considered an event of default, also as defined, and could cause all amounts outstanding under the Credit Agreement to become immediately due and payable.

It is anticipated that the funds necessary to consummate the Cumulus Merger and related transactions will be funded by new credit facilities, private and/or public offerings of debt securities and equity financing of Cumulus. Under the merger agreement, we have agreed to commence a debt tender offer to purchase our existing Senior Notes. As part of the debt tender offer, we will solicit the consent of the holders to amend, eliminate or waive certain sections (as specified by Cumulus) of the applicable indenture governing the Senior Notes. The closing of the debt tender offer will be conditioned on the occurrence of the closing of the Cumulus Merger, but the closing of the Cumulus Merger and the debt financing are not conditioned upon the closing of the debt tender offer.

In addition, the closing of the Cumulus Merger would constitute a “change of control” under the indenture governing the Senior Notes. Following the occurrence of a change of control, the Company would be required to make an offer to purchase all outstanding Senior Notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest.

Completed Transaction

During February 2011, the Divestiture Trusts completed the sale of a radio station for a total purchase price of approximately $5.8 million.

24. Supplemental Consolidating Financial Information

In connection with the completion of the Cumulus Merger, the Company (the “Guarantor Parent”) and certain of its wholly owned subsidiaries (collectively, the “Non-parent Subsidiary Guarantors”) provided guarantees under HoldCo’s $610.0 million aggregate principal amount 7.75% Senior Notes due 2019 (the “HoldCo Notes”). These guarantees are full and unconditional as well as joint and several. Certain guarantors may be subject to restrictions on their ability to distribute earnings to HoldCo or its parent company, Cumulus. The remaining subsidiaries of the Company are not guarantors of the HoldCo Notes (collectively, the “Non-guarantors”).

The following tables present the consolidating balance sheet as of December 31, 2010 (Successor), consolidating statements of operations for the periods from June 1, 2010 through December 31, 2010 (Successor) and January 1, 2010 through May 31, 2010 (Predecessor) and the consolidating statements of cash flows for the periods from June 1, 2010 through December 31, 2010 (Successor) and January 1, 2010 through May 31, 2010 (Predecessor) of the Guarantor Parent (on a stand-alone, non-consolidated basis), the Non-parent Subsidiary Guarantors and the Non-guarantors. The operating activities of the separate legal entities included in the Company’s consolidating financial statements are interdependent and reflect certain allocations of assets, liabilities and expenses between the entities that involve the exercise of management judgment.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

As of December 31, 2010

(Dollars in thousands)

	Guarantor Parent (Company)	Non-parent Subsidiary Guarantors	Non-guarantors	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$99,458	$12,166	$—	$—	$111,624
Accounts receivable, net	8	138,743	—	—	138,751
Intercompany	(100,719)	100,466	(698)	951	—
Prepaid expenses and other current assets	3,989	33,429	—	—	37,418

Total current assets	2,736	284,804	(698)	951	287,793
Long-term assets
Investments in consolidated subsidiaries	2,068,533	—	—	(2,068,533)	—
Property and equipment, net	—	200,121	—	—	200,121
FCC licenses	—	—	893,610	—	893,610
Goodwill	—	763,849	—	—	763,849
Customer and affiliate relationships, net	—	195,080	—	—	195,080
Other assets, net	20,833	46,828	—	—	67,661

Total assets	$2,092,102	$1,490,682	$892,912	$(2,067,582)	$2,408,114

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable, accrued liabilities and other liabilities	$7,410	$48,997	$254	$—	$56,661
Senior debt, current	3,500	—	—	—	3,500

Total current liabilities	10,910	48,997	254	—	60,161
Long-term liabilities
Senior debt, less current portion	346,500	—	—	—	346,500
Senior notes	400,000	—	—	—	400,000
Other long-term liabilities, less current portion	—	58,342	—	—	58,342
Deferred income tax liabilities	60,035	13,134	195,285	—	268,454

Total liabilities	817,445	120,473	195,539	—	1,133,457

Stockholders’ equity (deficit)
Class A common stock	5	—	—	—	5
Class B common stock	18	—	—	—	18
Equity held in reserve	13,182	—	—	—	13,182
Additional paid-in capital	1,263,235	1,349,061	702,570	(2,051,631)	1,263,235
Accumulated deficit	(1,783)	21,148	(5,197)	(15,951)	(1,783)

Total stockholders’ equity (deficit)	1,274,657	1,370,209	697,373	(2,067,582)	1,274,657

Total liabilities and stockholders’ equity (deficit)	$2,092,102	$1,490,682	$892,912	$(2,067,582)	$2,408,114

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor
	Period from June 1, 2010 through	Period from January 1, 2010 through	Period from June 1, 2010 through	Period from January 1, 2010 through	Period from June 1, 2010 through	Period from January 1, 2010 through	Period from June 1, 2010 through	Period from January 1, 2010 through	Period from June 1, 2010 through	Period from January 1, 2010 through
	December 31, 2010	May 31, 2010	December 31, 2010	May 31, 2010	December 31, 2010	May 31, 2010	December 31, 2010	May 31, 2010	December 31, 2010	May 31, 2010
	Guarantor Parent (Company)		Non-parent Subsidiary Guarantors		Non-guarantors		Eliminations		Consolidated
Net revenue	$—	$—	$444,142	$295,424	$—	$—	$—	$—	$444,142	$295,424
Operating expenses:
Cost of revenue, exclusive of depreciation and amortization and including non-cash compensation expense	—	—	164,594	116,103	—	—	—	—	164,594	116,103
Selling, general and administrative, including non-cash compensation expense	—	—	113,637	78,582	—	—	—	—	113,637	78,582
Corporate general and administrative, including non-cash compensation expense	—	—	25,849	8,521	545	408	—	—	26,394	8,929
Local marketing agreement fees	—	—	379	455	—	—	—	—	379	455
Depreciation and amortization	—	—	58,564	11,365	—	—	—	—	58,564	11,365
Other, net	—	—	7,486	854	—	—	—	—	7,486	854

Operating expenses	—	—	370,509	215,880	545	408	—	—	371,054	216,288

Operating income (loss)	—	—	73,633	79,544	(545)	(408)	—	—	73,088	79,136

Non-operating (expense) income:
Earnings from consolidated subsidiaries	27,517	29,235	—	—	—	—	(27,517)	(29,235)	—	—
Reorganization items, net	—	1,043,160	—	(29,083)	—	—	—	—	—	1,014,077
Interest (expense) income net	(45,726)	(1,048)	361	(16,723)	—	—	—	—	(45,365)	(17,771)
Extinguishment of debt	(20,969)	—	—	—	—	—	—	—	(20,969)	—
Write-off of deferred financing costs and debt discount upon extinguishment of debt and other debt-related fees	(984)	—	—	—	—	—	—	—	(984)	—

Total non-operating (expense) income, net	(40,162)	1,071,347	361	(45,806)	—	—	(27,517)	(29,235)	(67,318)	996,306

(Loss) income before income taxes	(40,162)	1,071,347	73,994	33,738	(545)	(408)	(27,517)	(29,235)	5,770	1,075,442

Income tax benefit (expense)	38,379	(1,642)	(45,932)	150	—	(4,245)	—	—	(7,553)	(5,737)

Net (loss) income	$(1,783)	$1,069,705	$28,062	$33,888	$(545)	$(4,653)	$(27,517)	$(29,235)	$(1,783)	$1,069,705

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF CASH FLOWS

(Dollars in thousands)

	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor
	Period from June 1, 2010 through	Period from January 1, 2010 through	Period from June 1, 2010 through	Period from January 1, 2010 through	Period from June 1, 2010 through	Period from January 1, 2010 through	Period from June 1, 2010 through	Period from January 1, 2010 through	Period from June 1, 2010 through	Period from January 1, 2010 through
	December 31, 2010	May 31, 2010	December 31, 2010	May 31, 2010	December 31, 2010	May 31, 2010	December 31, 2010	May 31, 2010	December 31, 2010	May 31, 2010
	Guarantor Parent (Company)		Non-parent Subsidiary Guarantors		Non-guarantors		Eliminations		Consolidated
Cash flows from operating activities:
Net (loss) income	$(1,783)	$1,069,705	$28,062	$33,888	$(545)	$(4,653)	$(27,517)	$(29,235)	$(1,783)	$1,069,705
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	—	—	58,564	11,365	—	—	—	—	58,564	11,365
Non-cash debt-related amounts	—	—	(1,693)	—	—	—	—	—	(1,693)	—
Extinguishment of debt	20,969	—	—	—	—	—	—	—	20,969	—
Write-off of deferred financing costs and debt discount upon extinguishment of debt and other debt-related fees	984	—	—	—	—	—	—	—	984	—
Reorganization items, net	—	(1,092,722)	—	29,083	—	—	—	—	—	(1,063,639)
Provision for bad debts	—	—	2,385	578	—	—	—	—	2,385	578
Loss on sale of assets	—	—	271	708	—	—	—	—	271	708
Deferred income taxes	—	1,565	6,057	3,585	—	—	—	—	6,057	5,150
Non-cash compensation expense	—	1,881	18,785	—	—	—	—	—	18,785	1,881
Changes in operating assets and liabilities	73,272	55,691	(112,237)	(111,643)	545	4,628	27,517	70,163	(10,903)	18,839

Net cash provided by (used in) operating activities	93,442	36,120	194	(32,436)	—	(25)	—	40,928	93,636	44,587

Cash flows from investing activities:
Capital expenditures	—	—	(6,671)	(3,409)	—	—	—	—	(6,671)	(3,409)
Proceeds from sale of assets	—	—	13	5	—	—	—	—	13	5
Restricted cash	—	—	6,302	(7,773)	—	—	—	—	6,302	(7,773)
Other assets, net	—	—	78	—	—	25	—	—	78	25

Net cash (used in) provided by investing activities	—	—	(278)	(11,177)	—	25	—	—	(278)	(11,152)

Cash flows from financing activities:
Principal payments on other long-term obligations	(762,500)	—	—	(125)	—	—	—	—	(762,500)	(125)
Proceeds from Term Loan	350,000	—	—	—	—	—	—	—	350,000	—
Proceeds from Senior Notes	400,000	—	—	—	—	—	—	—	400,000	—
Debt issuance costs	(21,878)	—	—	—	—	—	—	—	(21,878)	—
Prepayment penalty on extinguishment of debt	(38,030)	—	—	—	—	—	—	—	(38,030)	—
Principal payments on other long-term obligations	—	—	(72)	—	—	—	—	—	(72)	—
Purchase of shares held in treasury	—	(5)	—	—	—	—	—	—	—	(5)

Net cash used in financing activities	(72,408)	(5)	(72)	(125)	—	—	—	—	(72,480)	(130)

Net (decrease) increase in cash and cash equivalents	21,034	36,115	(156)	(43,738)	—	—	—	40,928	20,878	33,305
Cash and cash equivalents, beginning of period	78,424	42,309	12,322	56,060	—	—	—	(40,928)	90,746	57,441

Cash and cash equivalents, end of period	$99,458	$78,424	$12,166	$12,322	$—	$—	$—	$—	$111,624	$90,746